UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only
☒	Definitive Proxy Statement		(as permitted by Rule 14a-6(e)(2))
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a -12

Minerals Technologies Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transactions applies:

	(2)	Aggregate number of securities to which transactions applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, schedule or registration statement no.:

	(3)	Filing party:

	(4)	Date filed:

Minerals Technologies Inc.
The Chrysler Building
405 Lexington Avenue
New York, New York 10174-0002

April 6, 2009

Dear Fellow Stockholder:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of Minerals Technologies Inc., which will be held on Wednesday, May 20, 2009, at 9:00 a.m., at The New York Times Building, 620 Eighth Avenue, 32nd floor, New York, New York 10018.

At this year’s meeting, you will be asked to consider and to vote upon the election of three directors. Your Board of Directors unanimously recommends that you vote FOR the nominees.

You will also be asked to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2009 fiscal year. The Board continues to be satisfied with the services KPMG LLP has rendered to Minerals Technologies Inc. and unanimously recommends that you vote FOR this proposal.

You will also be asked to ratify the adoption of the 2001 Stock Award and Incentive Plan (as amended and restated as of March 18, 2009), to increase the number of shares reserved and available for awards thereunder. Your Board of Directors unanimously recommends that you vote FOR this proposal.

The three items upon which you will be asked to vote are discussed more fully in the Proxy Statement. I urge you to read the Proxy Statement completely and carefully so that you can vote your interests on an informed basis.

Minerals Technologies Inc. is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) and related materials to its stockholders on or about April 6, 2009. Instructions for accessing the proxy materials appear on the Notice, which also contains instructions for stockholders to request paper copies of the 2009 Proxy Statement and 2008 Annual Report to Stockholders.

Your vote is important. Whether or not you plan to attend the meeting, we encourage you to read this proxy statement and submit your vote as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions on the Notice you received in the mail, the section entitled Questions and Answers About the Proxy Materials and the Annual Meeting beginning on page 1 of this proxy statement, or if you requested to receive printed proxy materials, your enclosed proxy card. If you return a signed proxy without marking it, it will be voted in accordance with the Board of Directors’ recommendations. You may, of course, attend the meeting and vote in person, even if you have previously submitted a proxy.

Sincerely,

Joseph C. Muscari
Chairman and Chief Executive Officer

MINERALS TECHNOLOGIES INC.
The Chrysler Building
405 Lexington Avenue
New York, New York 10174-0002

NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS

May 20, 2009

The Annual Meeting of Stockholders of MINERALS TECHNOLOGIES INC., a Delaware corporation, will be held on Wednesday, May 20, 2009, at 9:00 a.m., at The New York Times Building, 620 Eighth Avenue, 32nd floor, New York, New York 10018, to consider and take action on the following items:

(1) the election of three directors;

(2) a proposal to ratify the appointment of KPMG LLP as the independent registered public accounting firm of Minerals Technologies Inc. for the 2009 fiscal year;

(3) a proposal to ratify the adoption of the 2001 Stock Award and Incentive Plan (as amended and restated as of March 18, 2009), to increase the number of shares reserved and available for awards thereunder; and

(4) any other business that properly comes before the meeting, either at the scheduled time or after any adjournment.

Stockholders of record as of the close of business on March 24, 2009, are entitled to notice of and to vote at the meeting.

By Order of the Board of Directors,

Kirk G. Forrest
Vice President, General Counsel and Secretary

New York, New York
April 6, 2009

You are cordially invited to attend the meeting in person. Whether or not you plan to attend the meeting, we encourage you to read this proxy statement and submit your vote as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions on the Notice you received in the mail, the section entitled Questions and Answers About the Proxy Materials and the Annual Meeting beginning on page 1 of this proxy statement, or if you requested to receive printed proxy materials, your enclosed proxy card. If you return a signed proxy without marking it, it will be voted in accordance with the Board of Directors’ recommendations. You may, of course, attend the meeting and vote in person, even if you have previously submitted a proxy.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE MINERALS TECHNOLOGIES INC. ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 20, 2009

The 2009 Proxy Statement and 2008 Annual Report to Stockholders are available at:
http://www.edocumentview.com/MTX

[THIS PAGE INTENTIONALLY LEFT BLANK]

MINERALS TECHNOLOGIES INC.
The Chrysler Building
405 Lexington Avenue
New York, New York 10174-0002
April 6, 2009

PROXY STATEMENT

This proxy statement (“Proxy Statement”) contains information related to the annual meeting of stockholders (“Annual Meeting”) of Minerals Technologies Inc. (the “Company”) to be held at 9:00 a.m. on Wednesday, May 20, 2009, at The New York Times Building, 620 Eighth Avenue, 32nd floor, New York, New York 10018.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS
AND THE ANNUAL MEETING

Why am I being sent these materials?

➢

Minerals Technologies Inc. has made these materials available to you on the internet, or, upon request, has delivered printed proxy materials to you, in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders. If a quorum does not attend or is not represented by proxy, the meeting will have to be adjourned and rescheduled.

Who is asking for my proxy?

➢	The Board of Directors asks you to submit a proxy for your shares so that even if you do not attend the meeting, your shares will be counted as present at the meeting and voted as you direct.

What is the agenda for the Annual Meeting?

➢

At the Annual Meeting, stockholders will vote on three questions: the election of Dr. Kristina M. Johnson, Mr. Michael F. Pasquale and Dr. John T. Reid as members of the Board of Directors, ratification of the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm, and ratification of the adoption of the 2001 Stock Award and Incentive Plan (as amended and restated as of March 18, 2009), to increase the number of shares reserved and available for awards thereunder. Also, our management will make a brief presentation about the business of Minerals Technologies Inc., and representatives of KPMG will make themselves available to respond to any questions from the floor.

The Board does not know of any other business that will be presented at the Annual Meeting. The form of proxy gives the proxies discretionary authority with respect to any other matters that come before the Annual Meeting, and if such matters arise, the individuals named in the proxy will vote according to their best judgment.

How does the Board of Directors recommend I vote?

➢

The Board unanimously recommends that you vote for each of the nominees for director, Dr. Kristina M. Johnson, Mr. Michael F. Pasquale and Dr. John T. Reid, for ratification of the appointment of KPMG to continue as our auditors, and for ratification of the adoption of the 2001 Stock Award and Incentive Plan (as amended and restated as of March 18, 2009).

Who can attend the Annual Meeting?

➢	Any stockholder of Minerals Technologies Inc., employees, and other invitees may attend the Annual Meeting.

Who can vote at the Annual Meeting?

➢	Anyone who owned shares of our common stock at the close of business on March 24, 2009, the “Record Date,” may vote those shares at the Annual Meeting. Each share is entitled to one vote.

What constitutes a quorum for the meeting?

➢

According to the by-laws of Minerals Technologies Inc., a quorum for all meetings of stockholders consists of the holders of a majority of the shares of common stock issued and outstanding and entitled to vote, present in person or by proxy. On the Record Date there were 18,725,006 shares of common stock issued and outstanding, so at least 9,362,504 shares must be represented at the meeting for business to be conducted.

Shares of common stock represented by a properly signed and returned proxy are treated as present at the Annual Meeting for purposes of determining a quorum, whether the proxy is marked as casting a vote or abstaining.

Shares represented by “broker non-votes” are also treated as present for purposes of determining a quorum. Broker non-votes are shares held in record name by brokers or nominees, as to which the broker or nominee (i) has not received instructions from the beneficial owner or person entitled to vote, (ii) does not have discretionary voting power under applicable New York Stock Exchange rules or the document under which it serves as broker or nominee, and (iii) has indicated on the proxy card, or otherwise notified us, that it does not have authority to vote the shares on the matter.

If a quorum does not attend or is not represented, the Annual Meeting will have to be postponed.

How many votes are required for each question to pass?

➢

The by-laws state that directors are to be elected by a plurality vote of the shares of stock present and entitled to vote, in person or by proxy. All other questions are determined by a majority of the votes cast on the question, except as otherwise provided by law or by the Certificate of Incorporation of Minerals Technologies Inc.

What is the effect of abstentions and broker non-votes?

➢

Abstentions and broker non-votes as to the election of directors will not affect the outcome of the election of directors. All other questions require a majority of votes cast in order to pass. All votes cast in favor of a given proposal, and all votes cast against it, are added together for a total sum of votes on that proposal. Abstentions and broker non-votes as to the proposal will not affect the outcome, because they will not be included in calculating the number of votes necessary for approval and will not count as votes cast for or against the question.

Who will count the votes?

➢	A representative of our transfer agent, Computershare Trust Company, N.A., will serve as inspector of election.

Who are Minerals Technologies Inc.’s largest stockholders?

➢

As of January 31, 2009, M&G Investment Management, Ltd. owned 14.9%; FMR LLC owned 13.0%; Capital World Investors owned 7.7%; Barclays Global Investors, NA owned 7.5%; and Vanguard Specialized Funds—Vanguard Precious Metals and Mining Fund owned 7.1% of our common stock. No other person owned of record, or, to our knowledge, owned beneficially, more than 5% of our common stock.

How can I cast my vote?

➢

You can vote by proxy over the internet by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you can also vote by mail pursuant to the instructions provided on the proxy card. If you hold shares beneficially in street name, you may also vote by proxy over the internet by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you can also vote by mail by following the voting instruction card provided to you by your broker, bank, trustee or nominee.

What if I submit a proxy but don’t mark it to show my preferences?

➢	If you return a properly signed proxy without marking it, it will be voted in accordance with the Board of Directors’ recommendations on all proposals.

What if I submit a proxy and then change my mind?

➢

If you submit a proxy, you can revoke it at any time before it is voted by submitting a written revocation or a new proxy, or by voting in person at the Annual Meeting. However, if you have shares held through a brokerage firm, bank or other custodian, you can revoke an earlier proxy only by following the custodian’s procedures.

Who is paying for this solicitation of proxies?

➢

Minerals Technologies Inc. pays the cost of this solicitation. In addition to soliciting proxies through the mail, we may solicit proxies by telephone, facsimile, electronic mail and personal contact. These solicitations will be made by our regular employees without additional compensation. We have also engaged Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902 to assist in this solicitation of proxies, and we have agreed to pay that firm $4,000 for its assistance, plus expenses.

Where can I learn the outcome of the vote?

➢	The Corporate Secretary will announce the preliminary voting results at the Annual Meeting, and we will publish the final results in our quarterly report on Form 10-Q for the second quarter of 2009.

CORPORATE GOVERNANCE

The Board of Directors has established Corporate Governance Guidelines pursuant to which all members of the Board of Directors are expected to attend the Annual Meeting of Stockholders. The Board currently consists of eight directors. At the time of last year’s annual meeting of stockholders, the Board consisted of eight directors, all of whom attended the meeting.

The Board has established a code of ethics for the Company’s chief executive officer, chief financial officer, and chief accounting officer, entitled Code of Ethics for Senior Financial Officers. The Board has also established a code of business conduct and ethics for directors, officers and employees of the Company entitled Summary of Policies on Business Conduct. The Corporate Governance Guidelines, the Code of Ethics for Senior Financial Officers and the Summary of Policies on Business Conduct are posted on our website, www.mineralstech.com, under the links entitled “Corporate Responsibility,” then “Corporate Governance,” and then “Policies and Charters” and are available in print to any stockholder who requests them by writing to Secretary, Minerals Technologies Inc., The Chrysler Building, 405 Lexington Avenue, New York, New York 10174-0002.

The Board of Directors met seven times in 2008. Each of the directors attended at least 75% of the meetings of the Board and committees on which he or she served in 2008. At each regular meeting of the Board of Directors, the independent (non-management) directors meet in executive session outside the presence of the non-independent (management) directors or any other member of management. These executive sessions, attended only by non-management directors, are presided over by the chair of the committee that has primary responsibility for the principal matter to be discussed. If no specific topic is proposed for the executive session, then the position of presiding director rotates among the chairs of the Audit, Compensation, and Corporate Governance and Nominating committees.

The Board has adopted the following categorical standards to guide it in determining whether a member of the Board can be considered “independent” for purposes of Section 303A of the Listed Company Manual of the New York Stock Exchange: A director will not be independent if, within the preceding three years:

➢	the director was employed by the Company, or an immediate family member of the director was employed by the Company, as an executive officer;

➢

the director or an immediate family member of the director received more than $120,000 per year in direct compensation from the Company, other than director and committee fees and pensions or other forms of direct compensation for prior service (provided such compensation is not contingent in any way on continued service);

➢

the director was employed by or affiliated with the Company’s independent registered public accounting firm or an immediate family member of the director was employed by or affiliated with the Company’s independent registered public accounting firm in a professional capacity;

➢	the director or an immediate family member was employed as an executive officer of another company where any of this Company’s present executives served on that company’s compensation committee; and

➢

the director was an executive officer or an employee, or had an immediate family member who was an executive officer, of a company that made payments to, or received payments from, the Company for goods or services in an amount which, in any single fiscal year, exceeded the greater of $1,000,000 or 2% of the other company’s consolidated gross revenues.

In the case of each director who qualifies as independent, the Board is aware of no relationships between the director and the Company and its senior management, other than the director’s membership on the Board of the Company and on committees of the Board. As a result of its application of the categorical standards and the absence of other relationships, the Board has affirmatively determined (with each member abstaining from consideration of his or her own independence) that none of the non-employee members of the Board violates the categorical standards or otherwise has a relationship with the Company and, therefore, each is independent. Specifically, the Board has affirmatively determined that Ms. Paula H. J. Cholmondeley, Mr. Duane R. Dunham, Mr. Steven J. Golub, Dr. Kristina M. Johnson, Mr. Michael F. Pasquale, Dr. John T. Reid, and Mr. William C. Stivers, comprising all of the non-employee directors, are independent.

Stockholder Proposals

The following are Minerals Technologies Inc.’s procedures for considering stockholder nominations for election to the Board of Directors, as well as other items of business. While the Board has not established any minimum set of qualifications for membership on the Board, it is expected that candidates will have substantial business experience, some familiarity with the industries that Minerals Technologies Inc. serves, and an understanding and appreciation of the responsibilities of a company whose shares are listed on a national securities exchange.

The Corporate Governance and Nominating Committee will consider nominations of candidates for director, and the Board of Directors will consider other items of business, that are proposed by stockholders. The Company’s by-laws describe the procedures that a stockholder must follow to nominate a candidate for director or to introduce an item of business at a meeting of stockholders. These procedures provide that nominations for directors and items of business to be introduced at an annual meeting of stockholders must be submitted in writing to the Corporate Secretary of Minerals Technologies Inc. at The Chrysler Building, 405 Lexington Avenue, New York, New York 10174-0002. If intended to be considered at an annual meeting, the nomination or proposed item of business must be received not less than 70 days nor more than 90 days in advance of the first anniversary of the previous year’s annual meeting. Therefore, for purposes of the 2010 annual meeting, any nomination or proposal must be received between February 19 and March 11, 2010. With respect to any other meeting of stockholders, the nomination or item of business must be received not later than the close of business on the tenth day following the date of our public announcement of the date of the meeting. Under the rules of the Securities and Exchange Commission (“SEC”), if a stockholder proposal intended to be presented at the 2010 annual meeting is to be included in the proxy statement and form of proxy relating to that meeting, we must receive the proposal at the address above no later than 120 days before the anniversary of the mailing date of the Company’s proxy statement in connection with the 2009 annual meeting. Therefore, for purposes of the 2010 annual meeting, any such proposal must be received no later than December 7, 2009.

The nomination or item of business must contain:

➢	The name and address of the stockholder giving notice, as they appear in our books (and of the beneficial owner, if other than the stockholder, on whose behalf the proposal is made);

➢

The class and number of shares of stock owned of record or beneficially by the stockholder giving notice (and by the beneficial owner, if other than the stockholder, on whose behalf the proposal is made);

➢	A representation that the stockholder is a holder of record of stock entitled to vote at the meeting, and intends to appear at the meeting in person or by proxy to make the proposal; and

➢

A representation whether the stockholder (or beneficial owner, if any) intends, or is part of a group which intends, to deliver a proxy statement and form of proxy to holders of at least the percentage of outstanding stock required to elect the nominee or approve the proposal and/or otherwise solicit proxies from stockholders in support of the nomination or proposal.

Any notice regarding the introduction of an item of business at a meeting of stockholders must also include:

➢	A brief description of the business desired to be brought before the meeting;

➢	The reason for conducting the business at the meeting;

➢	Any material interest in the item of business of the stockholder giving notice (and of the beneficial owner, if other than the stockholder, on whose behalf the proposal is made); and

➢	If the business includes a proposal to amend the by-laws, the language of the proposed amendment.

Any nomination of a candidate for director must also include:

➢	A signed consent of the nominee to serve as a director, if elected;

➢	The name, age, business address, residential address and principal occupation or employment of the nominee;

➢	The number of shares of Minerals Technologies Inc. common stock beneficially owned by the nominee; and

➢	Any additional information that would be required under the rules of the SEC in a proxy statement soliciting proxies for the election of that nominee as a director.

Stockholders and any other interested parties may communicate by e-mail with the independent members of the Board at the following address: independent.directors@mineralstech.com. The independent members of the Board have direct access to all messages sent to this address; the messages are monitored by the office of the General Counsel of Minerals Technologies Inc. No message sent to this address will be deleted without the approval of the chair of the committee of the Board with primary responsibility for the principal subject matter of the message.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has established, and approved formal written charters for, an Audit Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee. The full texts of the charters of these three committees are available on our website, www.mineralstech.com, by clicking on “Corporate Responsibility,” then “Corporate Governance,” and then “Policies and Charters.” The charters are also available in print to any stockholder who requests them by writing to Minerals Technologies Inc., The Chrysler Building, 405 Lexington Avenue, New York, New York 10174-0002, Attn: Corporate Secretary.

The Audit Committee

The Audit Committee currently consists of Mr. Stivers (Chair), Ms. Cholmondeley, Mr. Pasquale and Dr. Reid, none of whom is an employee of Minerals Technologies Inc. The Board of Directors has determined that each member of the Audit Committee is independent and financially literate in accordance with the rules of the New York Stock Exchange, as well as being independent under the rules of the SEC. The Board has also determined that Mr. Stivers, Chair of the Audit Committee, and Mr. Pasquale, are both an “audit committee financial expert” for purposes of Section 407 of the Sarbanes-Oxley Act of 2002, and have “financial expertise” for purposes of the rules of the New York Stock Exchange.

Ms. Cholmondeley serves as a member of the audit committees of more than three public companies. The Board has determined that such simultaneous service does not impair Ms. Cholmondeley’s ability to serve effectively on the Audit Committee.

The Audit Committee met eight times in 2008.

The primary duties of the Audit Committee are:

➢

To assist the Board of Directors in its oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications and independence of the Company’s independent registered public accounting firm, and (iv) the performance of the Company’s internal audit function and independent registered public accounting firm;

➢

To appoint, compensate, and oversee the work of the independent registered public accounting firm employed by the Company (including resolution of disagreements between management and the auditors concerning financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent registered public accounting firm shall report directly to the Committee; and

➢	To prepare the report of the Committee required by the rules of the SEC to be included in the Company’s annual proxy statement.

In addition to its regularly scheduled meetings, the Audit Committee is available either as a group or individually to discuss any matters that might affect the financial statements, internal controls or other financial aspects of the operations of Minerals Technologies Inc. The Chair of the Audit Committee may be reached at the following e-mail address: audit.chair@mineralstech.com.

The Compensation Committee

The Compensation Committee currently consists of Mr. Pasquale (Chair), Mr. Dunham, Mr. Golub and Mr. Stivers, none of whom is an employee of Minerals Technologies Inc. The Board of Directors has determined that each of the members of the Compensation Committee is independent in accordance with the rules of the New York Stock Exchange. The Compensation Committee met five times in 2008.

The primary duties of the Compensation Committee are:

➢	To participate in the development of our compensation and benefits policies;

➢	To establish, and from time to time vary, the salaries and other compensation of the Company’s employee-directors and other elected officers; and

➢	To participate in top-level management succession planning.

The Chair of the Compensation Committee may be reached at the following e-mail address: compensation.chair@mineralstech.com.

Compensation Committee Interlocks and Insider Participation

There were no Compensation Committee interlocks or insider (employee) participation during 2008.

The Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee currently consists of Dr. Reid (Chair), Ms. Cholmondeley, Mr. Dunham and Dr. Johnson, none of whom is an employee of Minerals Technologies Inc. The Board of Directors has determined that each of the members of the Corporate Governance and Nominating Committee is independent in accordance with the rules of the New York Stock Exchange. The Corporate Governance and Nominating Committee met five times in 2008.

The primary duties of the Corporate Governance and Nominating Committee are:

➢

The identification of individuals qualified to become Board members and the recommendation to the Board of nominees for election to the Board at the next annual meeting of stockholders or whenever a vacancy shall occur on the Board;

➢	The establishment and operation of committees of the Board; and

➢	The development and recommendation to the Board of corporate governance principles applicable to the Company.

The Corporate Governance and Nominating Committee monitors the composition of the Board to assure that it contains a reasonable balance of professional interests, business experience, financial experience, and independent directors. If the Committee determines that it is in the best interests of the Company to add new Board members, it will consider nominations from several sources, including nominations from sitting members of the Board, search firms and stockholders, made in accordance with the by-laws of the Company. All nominees will be evaluated in accordance with the specific needs of the Board and the Company, as determined from time to time by the Board. The Committee will use its best judgment in recommending to the Board nominees for election, without regard to the source of the nominations.

The Chair of the Corporate Governance and Nominating Committee may be reached at the following e-mail address: governance.chair@mineralstech.com.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Stivers, a director of Minerals Technologies Inc. since 2003, also serves on the board of directors of Domtar Corporation since March 2007. From January 1 through December 31, 2008, the Company sold approximately $48.2 million of precipitated calcium carbonate to Domtar Corporation pursuant to contracts entered into prior to March 7, 2007, or renewed thereafter. The Company continues to sell precipitated calcium carbonate to Domtar Corporation in 2009.

Policies and Procedures for Approval of Related Party Transactions

The Company recognizes that related party transactions can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the Company’s best interests and those of our stockholders. Therefore, our Board of Directors has adopted a formal, written policy with respect to related party transactions.

For the purpose of the policy, a “related party transaction” is a transaction in which the Company participates and in which any related party has a direct or indirect material interest, other than (1) transactions available to all employees or customers generally or (2) transactions involving less than $120,000 when aggregated with all similar transactions during the course of the fiscal year.

Under the policy, a related party transaction may be entered into only (i) if the Corporate Governance and Nominating Committee approves or ratifies such transaction and if the transaction is on terms comparable to those that could be obtained in arms’-length dealings with an unrelated third party, or (ii) if the transaction has been approved by the disinterested members of the Board of Directors. Related party transactions may be approved or ratified only if the Corporate Governance and Nominating Committee or the disinterested members of the Board determine that, under all of the circumstances, the transaction is in the best interests of the Company.

All related party transactions since January 1, 2008, which were required to be reported in this Proxy Statement, were approved or ratified by either the Corporate Governance and Nominating Committee or the disinterested members of the Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT AS OF JANUARY 31, 2009

Title of Class	Name and Address of Beneficial Owner(a)	Amount and Nature of Beneficial Ownership(b)		Percent of Class	Number of Share Equivalent Units Owned(c)
Common	M&G Investment Management, Ltd. Governor’s House Laurence Pountney Hill London, UK EC4R 0HH	2,779,472	(d)	14.9%	—
	FMR LLC 82 Devonshire Street Boston, MA 02109	2,427,580	(e)	13.0%	—
	Capital World Investors 333 South Hope Street Los Angeles, CA 90071	1,445,000	(f)	7.7%	—
	Barclays Global Investors, NA 400 Howard Street San Francisco, CA 94105	1,403,996	(g)	7.5%	—
	Vanguard Specialized Funds— Vanguard Precious Metals and Mining Fund 100 Vanguard Blvd. Malvern, PA 19355	1,336,514	(h)	7.1%	—
	J.C. Muscari	39,804	(i)	*	1,844
	J.A. Sorel	63,232	(j)	*	3,527
	K.L. Massimine	60,037	(k)	*	3,154
	D.R. Harrison	31,032	(l)	*	1,231
	K.G. Forrest	20,731	(m)	*	424
	W.J.S. Wilkins	3,832	(n)	*	146
	P.H.J. Cholmondeley	600		*	3,519
	D.R. Dunham	600		*	4,960
	S.J. Golub	3,396	(o)	*	17,224
	K.M. Johnson	359	(p)	*	6,811
	M.F. Pasquale	2,119	(q)	*	8,899
	J.T. Reid	1,250	(r)	*	10,966
	W.C. Stivers	2,000		*	4,849

(a)	The address of each director and officer is c/o Minerals Technologies Inc., The Chrysler Building, 405 Lexington Avenue, New York, New York 10174-0002.

(b)	Sole voting and investment power, except as otherwise indicated.

(c)

“Share Equivalent Units,” which entitle the officer or director to a cash benefit equal to the number of units in his or her account multiplied by the closing price of our common stock on the business day prior to the date of payment, have been credited to Messrs. Sorel, Massimine, Harrison, Forrest and Wilkins under the Nonfunded Deferred Compensation and Supplemental Savings Plan; and to Ms. Cholmondeley, Messrs. Dunham, Golub, Muscari, Pasquale, Stivers, Dr. Johnson, and Dr. Reid under the Nonfunded Deferred Compensation and Unit Award Plan for Non-Employee Directors. (See “Director Compensation” below).

(d)

Based on a statement on Schedule 13G dated February 4, 2009 filed with the SEC on behalf of M&G Investment Management, Ltd. (“MAGIM”), an investment adviser, and M&G Investment Funds 1 (“M&G”), an open-ended investment company incorporated in England and Wales. According to MAGIM’s Schedule 13G, some of these shares are owned legally by Vanguard Precious Metals & Mining Fund, MAGIM’s investment advisory client. Vanguard Precious Metals & Mining Fund filed a separate Schedule 13G dated February 12, 2009 covering 1,336,514 shares of its common stock as reflected in the table above and in footnote (h) below. According to MAGIM’s Schedule 13G, all of the shares covered by this Schedule 13G are legally owned by MAGIM’s investment advisory clients and none are owned directly by MAGIM.

(e)

Based on a statement on Schedule 13G dated February 17, 2009 filed with the SEC on behalf of FMR LLC (“FMR”), formerly FMR Corp., a parent holding company, and Edward C. Johnson 3d. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR and an investment advisor, is the beneficial owner of these securities as a result of acting as an investment advisor to various investment companies. Edward C. Johnson 3d. and FMR through its control of Fidelity and the funds each has sole power to dispose of the 2,427,580 shares owned by the funds. Members of the family of Edward C. Johnson, through their ownership of voting common stock representing 49% of the voting power of FMR, may be deemed to form a controlling group with respect to FMR under the Investment Company Act of 1940. Neither FMR, nor Mr. Johnson, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds.

(f)

Based on a statement on Schedule 13G dated February 12, 2009 filed with the SEC on behalf of Capital World Investors (“Capital”), a division of Capital Research and Management Company, an investment adviser. According to Capital’s Schedule 13G, Capital holds more than five percent of the common stock of Minerals Technologies Inc. on behalf of its client, American Funds Insurance Series—Growth Fund.

(g)

Based on a statement on Schedule 13G dated February 12, 2009 filed with the SEC on behalf of Barclays Global Investors, NA (“Barclays”), an investment adviser. According to Barclays’ Schedule 13G, Barclays holds more than five percent of the common stock of Minerals Technologies Inc.

(h)

Based on a statement on Schedule 13G dated February 12, 2009 filed with the SEC on behalf of Vanguard Specialized Funds—Vanguard Precious Metals & Mining Fund, a registered investment company. As stated in footnote (d) above, MAGIM, Vanguard Precious Metals and Mining Fund’s investment adviser, filed a separate Schedule 13G according to which some of the shares covered by MAGIM’s Schedule 13G reflected in the table above and footnote (d) above are owned by Vanguard Precious Metals & Mining Fund.

(i)

300 of these shares are held by Mr. Muscari and his wife as joint tenants, and Mr. Muscari has shared investment and voting power with respect to these shares. 35,001 of these shares are subject to options which are exercisable currently or within 60 days.

(j)

8,742 of these shares are held by Mr. Sorel and his wife as joint tenants, and Mr. Sorel has shared investment and voting power with respect to these shares. 48,552 of these shares are subject to options which are exercisable currently or within 60 days.

(k)	47,749 of these shares are subject to options which are exercisable currently or within 60 days.

(l)	24,132 of these shares are subject to options which are exercisable currently or within 60 days.

(m)	16,400 of these shares are subject to options which are exercisable currently or within 60 days.

(n)	3,334 of these shares are subject to options which are exercisable currently or within 60 days.

(o)	296 of these shares are subject to options which are exercisable currently or within 60 days.

(p)	159 of these shares are subject to options which are exercisable currently or within 60 days.

(q)	319 of these shares are subject to options which are exercisable currently or within 60 days.

(r)	All 1,250 shares are held by Dr. Reid and his wife as joint tenants, and Dr. Reid has shared investment and voting power with respect to these shares.

*	Less than 1%.

As a group, our directors and officers (19 individuals) own 272,970 shares of common stock (including 208,165 shares subject to options which are exercisable currently or within 60 days), representing approximately 1.4% of our common stock, and 71,826 units.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and any persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Based solely on a review of our records and of copies furnished to us of reports under Section 16(a) of the Securities Exchange Act of 1934, or written representations that no such reports were required, we believe that all reports required to be filed by our directors, officers and greater than 10% stockholders were timely filed, except for the following: one Form 4 covering two transactions, and another Form 4 covering one transaction, were each filed late by D.J. Monagle, Senior Vice President and Managing Director, Paper PCC. In addition, five Form 4’s covering one transaction each were filed late by: Michael A. Cipolla, Vice President, Corporate Controller and Chief Accounting Officer; D. Randy Harrison, Sr. Vice President, Organization and Human Resources; William A. Kromberg, Vice President, Taxes; Kenneth L. Massimine, Senior Vice President, John A. Sorel, Senior Vice President, Finance and Chief Financial Officer.

COMPENSATION DISCUSSION AND ANALYSIS

This discussion and analysis of our compensation program for named executive officers should be read in conjunction with the accompanying tables and text disclosing the compensation awarded to, earned by or paid to the named executive officers.

Compensation of our named executive officers is determined under Mineral Technologies Inc.’s compensation program for senior executives. This program is governed by the Compensation Committee of the Board of Directors. Currently, the Compensation Committee determines the compensation of all 11 of the executive officers of the Company. This discussion and analysis focuses on our named executive officers, who are the Company’s Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers who were serving as executive officers on December 31, 2008 ranked by their total compensation in the Summary Compensation Table. The named executive officers also include one additional individual, Mr. Massimine, who would have been among the three most highly compensated executive officers but for the fact that he was not serving as an executive officer on December 31, 2008.

Objectives of Our Compensation Program for Named Executive Officers

The Compensation Committee believes that the compensation program for executive officers should reward the achievement of the short-term and long-term objectives of the Company, and that compensation should be related to the value created for its stockholders. Furthermore, the program should reflect competitive opportunities and best practices in the marketplace

The following objectives serve as guiding principles for the Compensation Committee:

•	Provide a market-based, competitive total compensation opportunity that allows the Company to attract, retain, motivate and reward highly skilled executives;

•	Establish a strong pay-for-performance culture based on the achievement of key business objectives and reinforced by incentive-based pay;

•	Provide total remuneration opportunities for executives that will approximate the second quartile of the marketplace contingent upon the attainment of high levels of performance; and

•	Strengthen the linkage between executive and stockholder interests through the usage of equity awards and executive stock ownership.

Elements of Our Compensation Program for Named Executive Officers

We have structured the major portion of executive compensation as “total direct remuneration,” encompassing salary, annual incentive awards and long-term incentive awards. Additional elements supplement the total direct remuneration. The table below lists the compensatory elements of our program and briefly explains their purpose.

Element of Compensation Program	Description	How This Element Promotes Company Objectives/ Positioning vs. Market
Annual Compensation*:
—Salary*	Fixed annual compensation that is certain as to payment; provides continuous income to meet ongoing living costs.	Intended to be competitive with marketplace, to aid in recruitment and retention. Targeted at the 60th percentile of the marketplace.

Element of Compensation Program	Description	How This Element Promotes Company Objectives/ Positioning vs. Market
—Annual Incentive*	Offers opportunity to earn performance-based compensation for achieving pre-set annual goals. For 2008, the goals were based on Operating Income, Return on Capital (“ROC”) and personal performance.

Motivate and reward achievement of corporate objectives. Target annual incentives should provide the opportunity for total cash compensation that is at the 75th percentile of the marketplace for very high levels of performance.

Long-term Compensation*:
—Stock Options	Stock options granted at fair market value on date of grant with ratable vesting over three years. At least 50% of after-tax value of appreciation must be held in stock for at least five years.	More highly leveraged risk and reward alignment with stockholder value; vesting terms and holding requirements promote retention and a strong linkage to the long-term interests of stockholders.
—Deferred Restricted Stock Units (“DRSUs”)	Full value grant of stock units with ratable vesting over three years. At least 50% of the shares received upon vesting of DRSUs must be held by executives for five years.	Intended to increase long-term equity ownership and to focus executives on providing stockholders with superior investment returns.
—Performance Units	Units payout in cash based on three-year performance goals.	Units earned based on performance metrics that are believed to be key to achieving success in the Company’s strategies. For 2008, the metrics were Earnings Per Share (“EPS”) Growth and ROC.
Other Compensation Elements:
—Retirement Income	Qualified and non-qualified defined benefit and qualified defined contribution plans intended to provide for replacement of annual compensation with pension or lump sum payments upon retirement.	Fair and competitive program designed to provide basic retirement benefits.
—Deferred Compensation	Nonfunded Deferred Compensation and Supplemental Savings Plan is a nonfunded deferred compensation plan that mirrors the Company’s qualified defined contribution plan.	Modest program that allows executives to have same level of benefits as other participants not subject to IRS limits.

Element of Compensation Program	Description	How This Element Promotes Company Objectives/ Positioning vs. Market
—Severance Payments and Benefits, including after a Change in Control	Payments and benefits upon termination of an executive’s employment in specified circumstances.

Intended to provide assurance of financial security to attract lateral hires and to retain executives, especially in disruptive circumstances, such as a change in control and leadership transitions; encourages management to consider transactions that could benefit stockholders.

—Benefits	Health and welfare benefits.	Fair and competitive programs to provide family protection, facilitate recruitment and retention.
—Perquisites	Personal benefits limited to financial counseling.	Highly desired benefits which can represent cost-effective elements of compensation.

*

Salary, annual incentive (bonus) and long-term compensation comprise “total direct remuneration,” which provides the opportunity for compensation that is at the 75th percentile of competitive market compensation and which may only be achieved with the attainment of very high levels of performance.

The Compensation Committee reviews and takes into account all elements of executive compensation in setting policies and determining compensation amounts. In this process, the Compensation Committee reviews “tally sheets” and other reports and analyses of executive compensation including those prepared by the Compensation Committee’s independent advisor, Steven Hall & Partners.

Other policies and practices that help promote our compensation objectives include:

Employment Agreements. We have employment agreements with all of the named executive officers. These agreements formalize the terms of the employment relationship and the Company’s obligations to the executive during employment and in the event of termination. Additionally, these agreements clearly define the obligations of executives during and after employment with the Company. This includes compliance with restrictive terms that protect our business related to competitive activities, solicitation of our employees, customers and business partners, the disclosure of confidential information, and other actions that could be harmful to the Company post-employment. Employment agreements promote careful and complete documentation and understanding of employment terms, including strong protections for our business, and discourage frequent renegotiation of the terms of employment. Conversely, employment agreements can limit our ability to change certain employment and compensation terms. In some cases, including when an executive has been recruited to join us, executives have negotiated with us regarding the terms of their employment. The agreements embody the employment terms on which the Compensation Committee and the executives have reached agreement.

Equity Award Grant Practices. Most of our option grants have occurred as part of our regular annual grant of equity awards at a regularly scheduled meeting of the Compensation Committee, typically in January. The Company considers interim grants in cases of new hires, promotions and other special situations.

Total Direct Remuneration

Comparator Group Companies. We intend that the levels of compensation available to executive officers who successfully enhance corporate value be competitive with the compensation offered by publicly held companies so that we can successfully attract and retain the high quality executive talent critical to the long-term success of Minerals Technologies Inc. Furthermore, we seek to encourage outstanding performance through the opportunity to earn top of market levels of pay for superior performance. To understand the competitive market for pay, we analyze the compensation programs at a comparator group of companies in setting compensation terms for our program.

The Company’s primary business competitors are foreign companies, privately held firms or subsidiaries of publicly-traded companies. Accordingly, compensation data for most of our primary business competitors is not publicly available. Therefore, based on information and analysis provided by the Committee’s executive compensation consultants, Steven Hall & Partners, we identified the following 16 comparator companies for reference in setting compensation for 2008:

A. Schulman, Inc.	Cytec Industries Inc.	Innospec Inc.	Omnova Solutions, Inc.
Albermarle Corporation	Ferro Corporation	Kronos Worldwide, Inc.	Spartech Corporation
Arch Chemicals, Inc.	Georgia Gulf Corporation	Olin Corporation	Tronox Incorporated
Cabot Corporation	H.B. Fuller Company	OM Group, Inc.	Wellman, Inc.

We do not rely exclusively on comparator group data in setting the terms of our compensation program. Consideration also is given to major compensation surveys of companies in the chemical industry, as well as companies in general industry. Survey information helps to confirm the validity and provide broader context to the comparator group data, as well as provide data for positions where comparator data is not available from public filings with the SEC.

Total Direct Remuneration. Total direct remuneration, the sum of salary, annual incentive awards and long-term incentive awards, provides the major portion of each named executive’s remuneration through performance-based incentives. We place at risk a majority of total direct remuneration, requiring achievement of performance goals as a condition to earning annual incentives and Performance Units. In addition, stock price appreciation is required in order for executives to realize value from stock options. The at-risk portion of total direct remuneration provides for increasing pay for higher levels of corporate performance.

In setting each named executive officer’s total direct remuneration opportunity, the Compensation Committee takes into account other factors such as the responsibilities, performance, contributions and service of the executive, including compensation in relation to other employees. As a result, we do not set total direct remuneration or the component parts at levels to achieve a mathematically precise market position.

As discussed below, our program has provided substantial portions of total direct remuneration in the form of DRSUs and stock options, to promote share ownership as a direct means of aligning the interests of executives with the interests of stockholders. Our share retention requirements also encourage long- term share holding. Cash compensation permits executives to meet living expenses and build wealth through diversified investments, and we therefore seek to provide balance in the mix of cash and non-cash compensation. The more senior the role, the greater the percentage of compensation provided in the form of long-term incentives.

Base Salary. Base salaries are determined in accordance with the responsibilities of each named executive officer, the officer’s tenure in position, performance and market data for the position, although no particular weight is assigned to any one factor. Each employee receives an annual performance rating. The performance rating of the Chairman and Chief Executive Officer is assigned by the Compensation Committee and approved by the Board. The performance ratings of other officers, including the named executive officers, are assigned by the Company’s Chairman and Chief Executive Officer, subject to review by the Compensation Committee.

Based on the Company’s performance, general business outlook, and industry compensation trends, we set guidelines for average percentage compensation adjustments for all employees for the coming year. The percentage increase received by a particular employee is determined on the basis of the employee’s performance rating and current compensation level compared to similar marketplace positions.

Annual Incentives. We maintain a strong link between performance and pay within our executive compensation program through emphasis on incentives and utilization of performance measures that we believe are key drivers of stockholder value creation. For the 2008 Annual Incentive Plan, we determined that Operating Income and ROC performance are the most important metrics as viewed by stockholders, and therefore deserves significant focus. For Corporate staff executive officers, 70% of bonus opportunity was based on the Company’s Operating Income and ROC, with 30% based on personal performance objectives. For our executive officers who are Business Unit Heads, 20% of bonus opportunity was based on the Company’s Operating Income and ROC, 50% on Business Unit Operating Income and 30% on personal performance objectives.

Personal performance objectives for executive officers during 2008, other than the Chief Executive Officer, were set by Mr. Muscari. Personal performance objectives for the Chief Executive Officer were set by the Compensation Committee. The personal performance component provides rewards to executives in recognition of contributions in other key areas not captured in the financial metrics.

The target annual award opportunity for the named executive officers ranged from 60% of base salary up to 88% of base salary for the Chief Executive Officer. Bonus payments, if earned, range from 0% up to 176% of base salary for the Chief Executive Officer, and from 0% up to 140% of base salary for the other named executive officers. The table below shows the performance/payout curve. Performance between the stated percentages is interpolated.

Performance as a % of Target	% of 2008 Target Payout
<78%	0%
80% (threshold)	55%
85%	65%
90%	90%
95%	95%
100% (target)	100%
105%	120%
110%	150%
115%	175%
120% (maximum)	200%

Results of the 2008 Annual Incentive Plan, which included adjustments made by the Committee exercising its discretion to exclude restructuring and impairment charges, are discussed below under the caption “Pay-for-Performance Analysis.”

Long-term Incentives. The Committee generally determines the total long-term incentive award to an executive officer as a percentage of base salary. Then, the Committee establishes the split among the three long-term incentive vehicles (stock options, DRSUs and Performance Units). The Committee decided that the total long-term incentive value would be split as follows: 20% in the form of stock options (using the Black-Scholes option valuation methodology), 40% in DRSUs and 40% in Performance Units. This split represented a desire to base awards on performance and the general marketplace trend of decreasing the emphasis on stock options. The applicable percentage of total long-term incentive awards ranged from 100% to 350% of base salary for the named executive officers. These levels were increased from the prior year in recognition of competitive marketplace opportunities relative to our comparator group.

Officer Stock Ownership Guidelines. Beginning in 2009, the following stock ownership guidelines were adopted and implemented for the Chief Executive Officer and other named executive officers (references are to multiples of base salaries):

•	Chief Executive Officer—three times base salary (within five years)

•	Other Elected Officers—one year of base salary (within five years)

Stock Options. Stock options with an exercise price of $64.16 were awarded to the named executive officers. The exercise price represents fair market value on the date of grant as defined in the 2001 Stock Award and Incentive Plan as the average of the high and the low stock price on the grant date.

These options have a ten-year term and vest in equal installments on each of the first three anniversaries from the date of grant. To encourage the ownership of Company stock among officers, upon exercise, at least 50% of after-tax value of appreciation must be held in Company stock for at least five years.

DRSUs. DRSUs vest in equal installments on each of the first three anniversaries from the date of grant. As a guideline for officer stock ownership, at least 50% of the shares received upon vesting of the DRSUs must be held by the executives for five years.

Performance Units. Performance Units vest at the end of a three-year performance period (2008-2010). The value of each Performance Unit is dependent on the Company’s EPS Growth and ROC. If performance does not meet minimum threshold levels, the unit will be worth $0. At target performance, a unit is worth $100 and may be worth up to $300 at maximum performance levels. The performance unit value is paid out in cash at the end of the performance period. Performance between the stated percentages is interpolated.

Performance Units related to EPS Performance

Performance as a % of Target	Unit Value
<75%	$0
75% (threshold)	$50
88%	$75
100% (target)	$100
135%	$200
≥170% (maximum)	$300

Performance Units related to ROC Performance

Performance as a % of Target	Unit Value
<75%	$0
75% (threshold)	$50
90%	$75
100% (target)	$100
150%	$200
≥200% (maximum)	$300

In addition, there are maximum caps on the value of the Performance Units based on the Company’s total stockholder return (“TSR”) relative to our comparator group. If the Company’s TSR is below comparator group average, the maximum value of the Performance Unit is $100. If the Company’s TSR is between 100% and 129% of comparator group average, the maximum value of the Performance Unit is $200. Even if EPS and ROC performance reaches maximum, the Performance Unit value may only equal $300 if the Company’s TSR is at least 130% of comparator group average. In these cases, any amounts earned in excess of the foregoing caps will not be paid out at the end of the performance period, but may be paid out the following year if the Company’s TSR equals or exceeds the average TSR of its comparator group.

The following table shows the target total direct remuneration opportunity authorized by the Compensation Committee for 2008. The table includes the amount of annual incentive that could be earned by meeting target performance goals relating to Operating Income and ROC plus personal objectives in 2008. The table also displays total long-term incentive awards as a component of 2008 target total direct compensation.

Name	Salary	2008 Annual Incentive Target	Total Target Long-term Incentive Value	Target Total Direct Remuneration
Joseph C. Muscari	$900,000	$792,000	$3,200,000	$4,892,000
John A. Sorel	$375,000	$262,500	$950,000	$1,587,500
Kenneth L. Massimine	$350,000	$245,000	$1,050,000	$1,645,000
Kirk G. Forrest	$330,000	$231,000	$675,000	$1,236,000
D. Randy Harrison	$310,000	$217,000	$675,000	$1,202,000
William J.S. Wilkins	$315,000	$220,500	$700,000	$1,235,500

The following table presents the target compensation mix authorized by the Compensation Committee for 2008. The only fixed component of total direct remuneration at the Company is base salary. The short term components are base salary and annual incentives. The cash component includes base salary, annual incentives and Performance Units which pay out in cash.

Name	Target Compensation Mix
	Fixed	At- Risk	Short- Term	Long- Term	Cash	Equity
J.C. Muscari	18%	82%	35%	65%	61%	39%
J.A. Sorel	24%	76%	40%	60%	64%	36%
K.L. Massimine	21%	79%	36%	64%	62%	38%
K.G. Forrest	27%	73%	45%	55%	67%	33%
D.R. Harrison	26%	74%	44%	56%	66%	34%
W.J.S. Wilkins	26%	74%	43%	57%	66%	34%

Pay-for-Performance Analysis. Our compensation plan is intended to provide compensation that reflects the Company’s performance. Actual total direct remuneration paid in 2008 was less than target remuneration due to 2008 performance that was below targeted results.

In January 2009, the Committee reviewed the results of the 2008 Annual Incentive Plan. Bonuses were determined based on the Company achieving 84.5% of its Corporate Operating Income and ROC targets before restructuring changes and the Company’s Business Units achieving from 64% to 95% of their respective Operating Income and ROC targets before restructuring changes. Individual performance ratings were submitted by the Chief Executive Officer for discussion and approval by the Compensation Committee. Payments to the named executive officers under the 2008 Annual Incentive Plan are as follows:

Name	2008 Annual Incentive Plan
	Target	Paid	Paid as % of Target
J.C. Muscari	$792,000	$708,000	89.4%
J.A. Sorel	$262,500	$245,000	93.3%
K.L. Massimine	$245,000	$220,000	89.8%
K.G. Forrest	$217,000	$170,000	78.3%
D.R. Harrison	$217,000	$200,000	92.2%
W.J.S. Wilkins	$220,500	$205,000	93.0%

In January 2009, the Committee reviewed the results of Performance Units granted in 2006 related to the 2006–2008 performance period. Since performance did not meet minimum threshold levels, no payouts were made.

The following table summarizes actual cash and potential long-term incentive at target remuneration to the named executive officers in 2008.

Name	Salary	Annual Incentive Paid	Long- Term Incentive Values*	Actual Cash and Potential Long-Term Incentive at Target
J.C. Muscari	$898,846	$708,000	$3,253,700	$4,860,546
J.A. Sorel	$374,539	$245,000	$958,724	$1,578,263
K.L. Massimine	$350,000	$220,000	$1,066,210	$1,636,210
K.G. Forrest	$309,539	$170,000	$712,642	$1,192,181
D.R. Harrison	$309,308	$200,000	$699,810	$1,209,118
W.J.S. Wilkins	$313,731	$205,000	$700,404	$1,219,135

*	Represents grant value of February 2008 restricted stock award, Black-Scholes value of February 2008 stock option grant and target value for Performance Units.

In determining actual total remuneration for each of the named executive officers, the Compensation Committee relied upon results achieved as measured by the payout curve of the 2008 Incentive Plan, performance for Performance Units related to the 2006-2008 period, individual performance versus established 2008 goals and objectives as determined by performance appraisal ratings, and marketplace levels of compensation paid by our comparator group and in general industry. Specific factors for each of our named executive officers are discussed below. In each case, the 2008 financial performance, as measured by Operating Income, was evaluated excluding restructuring charges.

Mr. Muscari: The Company’s 2008 financial performance was below target as measured by Operating Income and ROC. The Compensation Committee reviewed Mr. Muscari’s 2008 goals and objectives and assessed his performance versus the objectives in areas, including but not limited to, financial performance, strategic and growth initiatives, vision, organization development, and external and investor relations. The resulting payouts under the 2008 Incentive Plan were below target levels.

Mr. Sorel: The Company’s 2008 financial performance was below target as measured by Operating Income and ROC. Mr. Muscari and the Compensation Committee reviewed Mr. Sorel’s 2008 goals and objectives and assessed his performance versus the objectives in areas such as enterprise resource planning (“ERP”) implementation and global shared services capabilities and expansion. The resulting payouts under the 2008 Incentive Plan were below target levels.

Mr. Massimine: Business Unit performance was below target levels resulting in payment to Mr. Massimine for the 50% of his 2008 Annual Incentive bonus that is determined by Business Unit performance to be at 126% of target. Mr. Muscari and the Compensation Committee reviewed Mr. Massimine’ 2008 goals and objectives and assessed his performance versus the objectives in areas such as Asian and European region performance and new technology introduction. The resulting payouts under the 2008 Incentive Plan were below target levels.

Mr. Forrest: The Company’s 2008 financial performance was below target as measured by Operating Income. Mr. Muscari and the Compensation Committee reviewed Mr. Forrest’s 2008 goals and objectives and assessed his performance versus the objectives in areas such as intellectual property and legal expense management. The resulting payouts under the 2008 Incentive Plan were below target levels.

Mr. Harrison: The Company’s 2008 financial performance was below target as measured by Operating Income. Mr. Muscari and the Compensation Committee reviewed Mr. Harrison’s 2008 goals and objectives and assessed his performance versus the objectives in areas such as Human Resource and Supply Chain management. The resulting payouts under the 2008 Incentive Plan were below target levels.

Mr. Wilkins: Business Unit performance was above target levels resulting in payment to Mr. Wilkins for the 50% of his 2008 Annual Incentive bonus that is determined by Business Unit performance to be at 103% of target. Mr. Muscari and the Compensation Committee reviewed Mr. Wilkins’ 2008 goals and objectives and assessed his performance versus the objectives in areas such as Asian and European region performance and new technology introduction. The resulting payouts under the 2008 Incentive Plan were below target levels.

Mr. Muscari, per his employment agreement, was also awarded in 2008 an additional 12,000 Performance Units in lieu of a 2007 award. Such value has not been included in the above table.

Retirement Programs

Our retirement programs for senior executives provide an opportunity for each participating executive, through long service to Minerals Technologies Inc., to receive a pension or other forms of retirement benefits. Our named executive officers participate in the Company’s Retirement Plan and the Nonfunded Supplemental Retirement Plan which provide retirement benefits to employees and executives. These are described more fully in the narrative following the Pension Benefits table below.

Although our retirement programs provide valuable benefits that help us attract and retain executive talent, we rely more heavily on other elements of our compensation program in the recruitment process and for retention.

Severance Policies

Severance protection is provided to our senior executives in employment agreements and severance agreements. This protection is designed to be fair and competitive and to aid in attracting and retaining experienced executives. When recruited from another company, the executive generally will seek to be protected in the event he or she is terminated without cause or we take actions giving the executive good reason to terminate employment. We believe that the protection we provide—including the level of severance payments and post-termination benefits—is appropriate and within the range of competitive practice.

Severance protection following a change in control, while potentially costly, provides a number of important benefits to the Company. First, it permits an executive to evaluate a potential change in control while relatively free of concern for the executive’s own situation or the need to seek employment elsewhere. Second, change in control transactions take time to unfold, and a stable management team can help to preserve the Company’s operations either to enhance the value delivered to a buyer in the transaction or, if no transaction is consummated, to ensure that the Company’s business will continue without undue disruption. Finally, we believe that the change in control protections in place encourage management to consider on an ongoing basis whether a strategic transaction might be advantageous to our stockholders, even one that would vest control of the Company in a third party. The Compensation Committee believes that the potential cost of executive change in control severance payments and benefits, as a percentage of the potential buyout price, would be well within the range of reasonable industry practice, and represents an appropriate cost relative to the benefits to the Company and its stockholders.

Deferred Compensation

The Company maintains the Nonfunded Deferred Compensation and Supplemental Savings Plan in order to allow employees to defer amounts that cannot be deferred under the qualified Savings and Investment Plan (the Company’s 401(k) plan) due to Internal Revenue Code limits. Contributions under the Nonfunded Deferred Compensation and Supplemental Savings Plan are limited to the percentage limits that the employee would otherwise have been able to contribute on a before-tax basis to the Savings and Investment Plan.

Tax Deductibility

Internal Revenue Code Section 162(m) limits the tax deductions that a public company can claim for compensation to some of its named executive officers. We generally seek to preserve such corporate tax deductibility for compensation to the extent practicable, although the Compensation Committee retains flexibility to approve, when appropriate, compensation arrangements which promote the objectives of our compensation program but which do not qualify for full tax deductibility. Accordingly, the Committee recognizes that a portion of the compensation paid to Mr. Muscari will be subject to the deduction limitation. The Committee believes that the amount of any expected loss of a tax deduction under Section 162(m) will be insignificant to the Company’s overall tax position.

2009 Compensation Program for Named Executives

Our compensation program for senior executives for 2009 will be structured in a manner similar to the 2008 program, except that, for executive officers, threshold performance of 75% of target will be required in order for any bonus related to the Operating Income metric to be paid and 60% of bonus opportunity will be based on the Company’s operating income, with 40% based on personal performance objectives.

Decision-Making Responsibility

Governance of our compensation program is the responsibility of the Compensation Committee, which consists solely of independent directors. The Compensation Committee works with management, in particular the Chief Executive Officer and the Vice President, Organization and Human Resources, in making decisions regarding our compensation program. The Compensation Committee also has retained Steven Hall & Partners, a nationally known compensation consulting firm, to assist in gathering and analyzing market data, advising the Compensation Committee on compensation standards and trends, and assisting in the implementation of policies and programs. Steven Hall & Partners does not provide any other services to the Company.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee, comprised entirely of independent directors, reviewed and discussed the above Compensation Discussion and Analysis (CD&A) with the Company’s management. Based on the review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the CD&A be included in this Proxy Statement.

Michael F. Pasquale, Chair
Duane R. Dunham
Steven J. Golub
William C. Stivers

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Summary Compensation Table

The following table summarizes the compensation of the named executive officers for the fiscal year ended December 31, 2008. The named executive officers include the Company’s Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers who were serving as executive officers on December 31, 2008. The named executive officers also include one additional individual, Mr. Massimine, who would have been among the three most highly compensated executive officers but for the fact that he was not serving as an executive officer on December 31, 2008. For purposes of determining the most highly compensated officers, the amounts shown in column (h) were excluded.

Name and Principal Position	Year	Salary($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)		Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)	(j)
Joseph C. Muscari	2008	$898,846	$—	$1,167,956	$678,261	$708,000		$68,100	$22,716	$3,543,879
Chairman and Chief	2007	$693,077	$—	$668,889	$412,806	$781,200		$29,200	$14,295	$2,599,467
Executive Officer	2006	$—	$—	$—	$—	$—		$—	$—	$—
John A. Sorel	2008	$374,539	$—	$387,127	$164,695	$245,000		$48,800	$32,108	$1,252,269
Senior Vice President,	2007	$354,269	$—	$276,613	$146,462	$210,000		$755,200	$28,783	$1,771,327
Finance, Chief Financial	2006	$317,000	$51,116	$170,219	$162,072	$117,482	(7)	$380,900	$26,076	$1,224.865
Officer
Kenneth L. Massimine*	2008	$350,000	$—	$481,576	$206,132	$220,000		$111,000	$31,074	$1,399,782
Former Senior Vice President,	2007	$349,289	$—	$357,386	$188,503	$225,000		$103,200	$29,864	$1,253,242
Managing Director, Paper	2006	$313,000	$58,688	$220,223	$201,865	$148,602	(8)	$133,200	$26,975	$1,102,553
PCC
Kirk G. Forrest	2008	$309,539	$—	$290,444	$131,782	$170,000		$19,200	$28,396	$949,361
Vice President, General	2007	$299,423	$—	$190,607	$107,000	$180,000		$16,800	$25,197	$819,027
Counsel and Secretary	2006	$270,000	$50,625	$161,282	$56,167	$104,401	(9)	$14,600	$20,285	$677,360
D. Randy Harrison	2008	$309,308	$—	$266,584	$115,879	$200,000		$67,100	$28,540	$987,411
Senior Vice President,	2007	$279,520	$—	$194,243	$94,669	$165,000		$156,800	$23,829	$914,061
Organization and Human	2006	$255,000	$47,813	$105,786	$83,397	$67,454	(10)	$79,900	$22,707	$662,057
Resources
William J.S. Wilkins**	2008	$313,731	$—	$125,336	$60,119	$205,000		$15,800	$28,891	$748,877
Senior Vice President and	2007	$145,000	$—	$45,136	$23,540	$125,000		$4,400	$9,466	$348,142
Managing Director, Minteq	2006	$—	$—	$—	$—	$—		$—	$—	$—

*	Mr. Massimine served as Senior Vice President and Managing Director, Paper PCC, until October 1, 2008. Since this date he has served as Senior Vice President and is no longer an executive officer.

**	Mr. Wilkins joined the Company on June 4, 2007.

(1)

Represents a discretionary bonus granted by the Compensation Committee during 2006. Although the threshold Operating Income ratio related to the personal performance component of the 2006 Annual Incentive Plan was not achieved, the Compensation Committee, in its discretion, approved the payouts in column (d), consisting of a pro rata portion of the threshold payments. No discretionary bonus was granted during 2007 and 2008.

(2)

Represents the compensation costs of DRSUs for financial reporting purposes for the year under FAS 123R, rather than an amount paid to or realized by the named executive officer. The Company calculates the “fair value” of stock awards under FAS 123R by multiplying the number of shares by the average of the high and low price of Minerals Technologies Inc.’s common stock on the New York Stock Exchange on the grant date. See Note 2 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for the assumptions made in determining FAS 123R values.

(3)

Represents the compensation costs of stock options for financial reporting purposes for the year under FAS 123R, rather than an amount paid to or realized by the named executive officer. The Company calculates the “fair value” of option awards under FAS 123R using the Black-Scholes valuation model. See Note 2 to the Consolidated Financial Statements in our Annual Report for the fiscal year ended December 31, 2008 for the assumptions made in determining FAS 123R values.

(4)

Amounts shown for 2008 represent the 2008 Annual Incentive Awards. For more information regarding our 2008 Annual Incentive Awards, see the discussion under the heading “Total Direct Remuneration” in the Compensation Discussion and Analysis section. In addition, the Company granted Performance Units to the named executive officers in 2006 (with the exception of Mr. Muscari and Mr. Wilkins, both of whom joined the Company in 2007) for the performance period 2006-2008, which vested on December 31, 2008. Since performance did not meet the minimum threshold levels (75% of target), the value of these Performance Units was $0. No other Performance Units vested during 2008.

Amounts shown for 2007 represent the 2007 Annual Incentive Awards. In addition, the Company granted Performance Units to the named executive officers in 2005 (with the exception of Mr. Muscari and Mr. Wilkins, both of whom joined the Company in 2007) for the performance period 2005-2007, which vested on December 31, 2007. Since performance did not meet the minimum threshold levels (75% of target), the value of these Performance Units was $0. No other Performance Units vested during 2007.

Amounts shown for 2006 represent the sum of the 2006 Annual Incentive and Supplemental Incentive Awards. In addition, the Company granted Performance Units to the named executive officers in 2004 (with the exception of Mr. Forrest, who joined the Company after the 2004 grant date) for the performance period 2004-2006, which vested on December 31, 2006. Since performance did not meet minimum threshold levels (75% of target), the value of these Performance Units was $0. No other Performance Units vested during 2006.

(5)

Amounts shown in column (h) are solely an estimate of the increase in actuarial present value during 2008 of the named executive officer’s normal retirement age (defined as the earliest age at which the executive can receive a benefit unreduced for early retirement) accumulated benefit under the Company’s Retirement Plan and the Nonfunded Supplemental Retirement Plan for 2008. The amount attributable to each plan is shown in the table below:

Name	Change in Pension Value
	Retirement Plan	Supplemental Retirement Plan	Total
J.C. Muscari	$11,900	$56,200	$68,100
J.A. Sorel	$6,700	$42,100	$48,800
K.L. Massimine	$56,200	$54,800	$111,000
K.G. Forrest	$10,300	$8,900	$19,200
D.R. Harrison	$35,400	$31,700	$67,100
W.J.S. Wilkins	$9,500	$6,300	$15,800

The change in pension value for Mr. Sorel, Mr. Massimine and Mr. Harrison is calculated under the career earnings formula which is described in more detail in the narrative following the Pension Benefits table below.

The following assumptions were made in calculating the present value of accumulated benefits for Mr. Sorel, Mr. Massimine, and Mr. Harrison:

Discount rate:	2008 year end:	6.20% for the qualified plan 6.20% for the nonqualified plan
	2007 year end:	6.25% for the qualified plan 6.00% for the nonqualified plan
	2006 year end:	5.75% for both plans
Mortality table:	2008 year end:	“RP 2000 combined and projected to 2009 no collar—male and female rates.”—post retirement only
	2007 year end:	“RP 2000 combined and projected to 2008 no collar—male and female rates.”—post retirement only
	2006 year end:	“RP 2000 combined and projected to 2007 no collar—male and female rates.”

The change in pension value for Mr. Muscari, Mr. Forrest, and Mr. Wilkins is calculated under the cash balance formula which is also described in more detail in the narrative following the Pension Benefits table. The accumulated benefit under the cash balance formula equals the projected annuity benefit payable at normal retirement age, assuming that the executive remained in employment but received no future pay credits. The projected annuity benefit is calculated by first projecting the cash balance account to retirement age, using 4.50% annual interest credit for 2008 calculations and 4.5% for 2007 calculations. The projected cash balance is then converted to an annuity using the August 2008 PPA segment rates for 2009 (August 2008 used for 2009 are 4.91% for 5 years/5.50% for next 15 years/5.31% thereafter) and the August 2007 segment rates for 2008 (August 2007 used for 2008 are 4.89% for 5 years/5.06%for next 15 years/5.14% thereafter). The IRS prescribed mortality table for 2008 and for 2007 was also used to convert the cash balance to an annuity. The present value of accumulated benefits for Mr. Muscari, Mr. Forrest and Mr. Wilkins is then calculated using the same discount rates and mortality tables as for Mr. Sorel, Mr. Massimine, and Mr. Harrison.

Column (h) also reports the amount of the above market earnings on compensation that is deferred outside of tax-qualified plans such as the Company’s Nonfunded Deferred Compensation and Supplemental Savings Plan. No amount is reported because none of the named executive officers had any above market earnings during 2008.

(6)

See All Other Compensation chart below for amounts, which include perquisites, life insurance premiums and Company matches on employee contributions to the Savings and Investment Plan, the Company’s 401(k) plan for 2008.

All Other Compensation—2008

Name	Financial Counseling	Life Insurance Premiums	401(k) Savings and Investment Plan Match	401(k) Supplemental Savings Plan Match	Life Insurance Premiums Payable Under Employment Agreements	Total
J.C. Muscari	$1,900	$368	$9,200	$—	$11,248	$22,716
J.A. Sorel	$9,196	$368	$9,200	$13,269	$—	$32,108	*
K.L. Massimine	$9,121	$368	$9,200	$12,385	$—	$31,074
K.G. Forrest	$8,446	$368	$9,200	$10,382	$—	$28,396
D.R. Harrison.	$9,200	$368	$9,200	$9,772	$—	$28,540
W.J.S. Wilkins	$11,114	$368	$9,060	$8,349	$—	$28,891

* Includes a $75 charitable matching payment made by the Company in 2008.

(7)	Consists of $81,482 paid to Mr. Sorel pursuant to the 2006 Annual Incentive Plan and $36,000 pursuant to the 2006 Supplemental Incentive Plan.

(8)	Consists of $107,102 paid to Mr. Massimine pursuant to the 2006 Annual Incentive Plan and $41,500 pursuant to the 2006 Supplemental Incentive Plan.

(9)	Consists of $69,401 paid to Mr. Forrest pursuant to the 2006 Annual Incentive Plan and $35,000 pursuant to the 2006 Supplemental Incentive Plan.

(10)	Consists of $37,454 paid to Mr. Harrison pursuant to the 2006 Annual Incentive Plan and $30,000 pursuant to the 2006 Supplemental Incentive Plan.

Grants of Plan-Based Awards (1)

The following table provides information on Performance Units, DRSUs and stock options granted in 2008 to each of the Company’s named executive officers under the Company’s long-term incentive plan. The estimated future payouts of non-equity incentive plan awards listed in the table below depend on performance criteria described in footnote 2 below. There can be no assurance that such payouts will ever by realized.

Name	Grant Date	Performance Units #	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)				All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Grant Date Closing Price	Exercise or Base Price of Option Awards ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
			Threshold ($)	Target ($)	Maximum ($)
J.C. Muscari	2/27/08	12,000	$600,000	$1,200,000	$3,600,000	(7)
	2/27/08	12,800	$640,000	$1,280,000	$3,840,000
	2/27/08						20,500				$1,315,280
	2/27/08							35,000	$64.13	$64.16	$658,420
J.A. Sorel	2/27/08	3,800	$190,000	$380,000	$1,140,000
	2/27/08						6,000				$384,960
	2/27/08							10,300	$64.13	$64.16	$193,764
K.L. Massimine	2/27/08	4,200	$210,000	$420,000	$1,260,000
	2/27/08						6,700				$429,872
	2/27/08							11,500	$64.13	$64.16	$216,338
K.G. Forrest	2/27/08	2,700	$135,000	$270,000	$810,000
	2/27/08						4,700				$301,552
	2/27/08							7,500	$64.13	$64.16	$141,090
D.R. Harrison	2/27/08	2,700	$135,000	$270,000	$810,000
	2/27/08						4,500				$288,720
	2/27/08							7,500	$64.13	$64.16	$141,090
W.J.S. Wilkins	2/27/08	2,800	$140,000	$280,000	$840,000
	2/27/08						4,500				$288,720
	2/27/08							7,000	$64.13	$64.16	$131,684

(1)

The Company did not have any equity incentive plans during 2008, nor does it currently have such plans. Accordingly, the columns entitled “Estimated Future Payouts Under Equity Incentive Plan Awards” have been omitted from this table.

(2)

The amounts shown in these columns represent the estimated future payouts of Performance Units granted to named executive officers in 2008 under Minerals Technologies Inc.’s long-term incentive program. Except as otherwise noted, Performance Units vest at the end of a three-year performance period. For the 2008-2010 performance period, the value of each performance unit is dependent on the Company’s ROC and EPS growth. If performance does not meet minimum threshold levels (75% of target), the unit will be worth $0. At threshold performance, a Performance Unit is worth $50; at target performance (100% of target), $100; at maximum performance (170% of target for EPS Growth performance and 200% of target for ROC performance), $300. The Performance Unit value for the 2008-2010 performance period will be paid out (subject to meeting the above performance criteria) in early 2011. For a more detailed discussion of Performance Units, refer to the Compensation Discussion and Analysis, under the caption Long-term Incentives.

(3)	Except as otherwise noted, DRSUs vest in three equal annual installments beginning on the first anniversary of the grant date.

(4)	Except as otherwise noted, options vest in three equal annual installments beginning on the first anniversary of the grant date and expire on the tenth anniversary of the grant date.

(5)

The exercise price of option awards is determined by the average of the high and low price of the Company’s common stock on the grant date. Accordingly, the exercise price of option awards granted on February 27, 2008 is $64.16. The closing price of the Company’s common stock on February 27, 2008 was $64.13.

(6)

The grant date fair value of each DRSU is determined by the average of the high and low price of the Company’s common stock on the grant date. Accordingly, the per share grant date fair value of each DRSU granted on February 27, 2008 is $64.16. The grant date fair value, calculated in accordance with FAS 123R using the Black-Scholes valuation method, of each option granted on February 27, 2008 is $18.81.

(7)	Mr. Muscari, per his employment agreement, was awarded in 2008 an additional 12,000 Performance Units in lieu of a 2007 award. Such award vests at the end of a two-year performance period.

Outstanding Equity Awards at Fiscal Year-End

The following table shows the number of shares of Minerals Technologies Inc. common stock covered by exercisable and unexercisable options and unvested DRSUs held by the Company’s named executive officers as of December 31, 2008.

Name	Option Awards (1)						Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
J.C. Muscari	—	35,000	(3)	N/A	$60.20	3/1/2010				N/A	N/A
	11,667	23,333			60.20	3/1/2017
	—	35,000			64.16	2/27/2018
							53,833	(4)	$2,201,770
J.A. Sorel	10,000	—		N/A	$34.83	3/16/2011
	684	—			$46.63	1/24/2012
	8,000	—			$49.12	7/1/2013
	8,800	—			$53.89	2/25/2014
	5,400	—			$61.94	2/23/2015
	4,200	2,100			$54.23	2/22/2016
	2,967	5,933			$61.56	2/28/2017
	—	10,300			$64.16	2/27/2008
							17,732	(5)	$725,239	N/A	N/A
K.L. Massimine	581	—		N/A	$46.63	1/24/2012
	10,000	—			$49.12	7/1/2013
	10,300	—			$53.89	2/25/2014
	6,600	—			$61.94	2/23/2015
	5,934	2,966			$54.23	2/22/2016
	3,767	7,533			$61.56	2/22/2017
	—	11,500			$64.16	2/27/2018
							21,399	(6)	$875,219
K.G. Forrest	3,500	—		N/A	$61.94	2/23/2015				N/A	N/A
	3,600	1,800			$54.23	2/22/2016
	2,500	5,000			$61.56	2/28/2017
	—	7,500			$64.16	2/28/2018
							11,699	(7)	$478,489
D.R. Harrison	498	—		N/A	$46.63	1/24/2012				N/A	N/A
	4,000	—			$49.12	7/1/2013
	5,300	—			$53.89	2/25/2014
	3,300	—			$61.94	2/23/2015
	2,934	1,466			$54.23	2/22/2016
	2,067	4,133			$61.56	2/28/2017
	—	7,500			$64.16	2/28/2018
							12,133	(8)	$496,240
W.J.S. Wilkins	1,000	2,000			$64.48	6/04/2017
	—	7,000			$64.16	2/27/2018
							5,900	(9)	241,310

(1)	Except as otherwise noted, option awards vest in three equal annual installments beginning on the first anniversary of the grant date and expire on the tenth anniversary of the grant date.

(2)	The market value is calculated by multiplying the number of DRSUs by $40.90, the closing price of the Company’s common stock on December 31, 2008.

(3)	Consists of 35,000 options granted on March 1, 2007 and vesting on March 1, 2010.

(4)	Consists of 20,000 DRSUs granted March 1, 2007 and vesting on March 1, 2010; 20,000 DRSUs granted on March 1, 2007 and vesting in three equal annual installments beginning on March 1,

2008; and 20,500 DRSUs granted on February 27, 2008 and vesting in three equal annual installments beginning on February 27, 2009.

(5)

Consists of 3,100 DRSUs granted on February 25, 2004 and vesting on February 25 2009; 3,600 DRSUs granted on February 23, 2005 and vesting on February 23, 2010; 4,100 DRSUs granted on February 22, 2006 and vesting in three equal annual installments beginning on February 22, 2007; 5,500 DRSUs granted on February 28, 2007 and vesting in three equal annual installments beginning on February 28, 2008; and 6,000 DRSUs granted on February 27, 2008 and vesting in three equal annual installments beginning February 27, 2009.

(6)

Consists of 3,600 DRSUs granted on February 25, 2004 and vesting on February 25, 2009; 4,500 DRSUs granted on February 23, 2005 and vesting on February 23, 2010; 5,800 DRSUs granted on February 22, 2006 and vesting in three equal annual installments beginning on February 22, 2007; 7,000 DRSUs granted on February 28, 2007 and vesting in three equal annual installments beginning on February 28, 2008; and 6,700 DRSUs granted on February 27, 2008 and vesting in three equal annual installments beginning February 27, 2009.

(7)

Consists of 2,400 DRSUs granted on February 23, 2005 and vesting on February 23, 2010; 300 DRSUs granted on January 25, 2006 and vesting on January 25, 2009; 3,500 DRSUs granted on February 22, 2006 and vesting in three equal annual installments beginning on February 22, 2007; 4,700 DRSUs granted on February 28, 2007 and vesting in three equal annual installments beginning on February 28, 2008; and 4,700 DRSUs granted on February 27, 2008 and vesting in three equal annual installments beginning February 27, 2009.

(8)

Consists of 1,800 DRSUs granted on February 25, 2004 and vesting on February 25, 2009; 2,300 DRSUs granted on February 23, 2005 and vesting on February 23, 2010; 2,800 DRSUs granted on February 22, 2006 and vesting in three equal annual installments beginning on February 22, 2007; 3,900 DRSUs granted on February 28, 2007 and vesting in three equal annual installments beginning on February 28, 2008; and 4,500 DRSUs granted on February 27, 2008 and vesting in three equal annual installments beginning February 27, 2009.

(9)

Consists of 2,100 DRSUs granted on June 4, 2007 and vesting in three equal annual installments beginning on June 4, 2008; and 4,500 DRSUs granted on February 27, 2008 and vesting in three equal annual installments beginning February 27, 2009.

Option Exercises and Stock Vested

The table below discloses the number of shares acquired through option exercises and vesting of DRSUs and the value at the time of exercise and vesting by the named executive officers during 2008.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Shares Withheld To Cover Taxes (#)	Value Realized on Vesting ($)
J.C. Muscari	—	—	4,147	2,520	249,650
J.A. Sorel	6,863	202,612	4,635	1,666	289,728
K.L. Massimine	10,000	349,499	6,020	2,147	376,113
K.G. Forrest	—	—	2,442	592	148,167
D.R. Harrison	—	—	2,854	979	177,730
W.J.S. Wilkins	—	—	486	214	33,981

(1)	Includes realized gains (shares sold) and unrealized gains (shares held). None of the named executive officers deferred any amount realized upon the exercise of stock options.

Pension Benefits

The table below quantifies the benefits expected to be paid to the named executive officers from the Company’s two defined benefit pension plans—the Retirement Plan and the Nonfunded Supplemental Retirement Plan.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
J.C. Muscari	Retirement Plan	1.8	$19,700	—
	Nonfunded Supplemental Retirement Plan	1.8	$77,600	—
J.A. Sorel	Retirement Plan	35.3	$1,100,900	—
	Nonfunded Supplemental Retirement Plan	35.3	$799,400	—
K.L. Massimine	Retirement Plan	16.8	$375,800	—
	Nonfunded Supplemental Retirement Plan	16.8	$270,500	—
K.G. Forrest	Retirement Plan	4.1	$37,400	—
	Nonfunded Supplemental Retirement Plan	4.1	$24,000	—
D.R. Harrison	Retirement Plan	21.8	$468,200	—
	Nonfunded Supplemental Retirement Plan	21.8	$132,800	—
W.J.S. Wilkins	Retirement Plan	1.6	$13,900	—
	Nonfunded Supplemental Retirement Plan	1.6	$6,300	—

(1)

The present value of accumulated benefit is calculated using the following assumptions: (a) a discount rate of 6.20% for the Retirement Plan and 6.20% for the Nonfunded Supplemental Retirement Plan and (b) mortality rates from the “RP 2000 combined and projected to 2009 no collar—male and female” table at 2008 year end, post-retirement only.

The Retirement Plan is a tax qualified pension plan which pays retirement benefits within the limits prescribed by the Code. The Nonfunded Supplemental Retirement Plan is an unfunded, non-tax qualified pension plan which pays retirement benefits in excess of such Code limits.

For employees hired prior to January 1, 2002, accumulated benefits under the Retirement Plan and the Nonfunded Supplemental Retirement Plan are based upon an annuity equal to the greater of (i) 1.4% of a participant’s career earnings or (ii) 1.75% of a participant’s career earnings less 1.5% of primary Social Security benefits, multiplied by years of service up to 35 years. For purposes of this career earnings formula, a participant’s career earnings are based on the average earnings for the five highest consecutive calendar years prior to January 1, 2003, and on actual earnings for periods after December 31, 2002. The benefits for Messrs. Sorel, Massimine and Harrison are based upon the career earnings formula.

The present value of accumulated benefit under the career earnings formula is based upon the benefit that is payable at the named executive officer’s normal retirement age (defined as the earliest age at which the executive can receive a benefit unreduced for early retirement), based upon years of service and pensionable earnings as of December 31, 2008, and payable as a life annuity with no death benefit.

For employees hired after January 1, 2002, accumulated benefits under the Retirement Plan and the Nonfunded Supplement Retirement Plan are based upon a cash balance formula which credits such employees with annual pay credits equal to 5% of the employee’s pensionable earnings for the year. An employee’s cash balance account will also receive interest credits each year, based on a market rate of interest declared at the end of each year. The benefits for Messrs. Muscari, Forrest, and Wilkins are based upon the cash balance formula.

The accumulated benefit under the cash balance formula equals the projected annuity benefit payable at normal retirement age (later of 65 or 5 years of service), assuming that the named executive officer remains in employment but receives no future pay credits. The projected annuity benefit is calculated by first projecting the December 31, 2008 cash balance account to normal retirement age using annual interest credits of 4.50%. This projected cash balance is then converted to an annuity benefit using the August 2008 segment rates and the IRS prescribed mortality for 2008. The present value of accumulated benefit under the cash balance formula is based upon this annuity benefit, payable as a life annuity with no death benefit.

Non-Qualified Deferred Compensation

The following table shows contributions, earnings and account balances for the named executive officers in the Nonfunded Deferred Compensation and Supplemental Savings Plan. The Nonfunded Deferred Compensation and Supplemental Savings Plan is an unfunded, non-tax qualified plan which pays amounts in excess of the limits which the Code imposes on benefits under the Company’s 401(k) Plan, the Savings and Investment Plan.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
J.C. Muscari	$—	$—	$—	—	$—
J.A. Sorel	$23,221	$13,269	$(72,663)	—	$437,939
K.L. Massimine	$21,673	$12,385	$(75,680)	—	$231,724
K.G. Forrest	$18,168	$10,382	$(7,925)	—	$61,696
D.R. Harrison	$17,102	$9,772	$(26,795)	—	$107,530
W.J.S. Wilkins	$14,611	$8,349	$(2,159)	—	$20,802

(1)

Named executive officers may elect to defer payment up to the greater of 6% or that percentage of regular earnings that the named executive officer would have been otherwise able to contribute on a before-tax basis to the Company’s 401(k) Plan. At the named executive officer’s election, such deferral will be credited to the named executive officer’s account in the dollar amount of the deferred regular earnings, or as the number of units calculated by dividing the dollar amount of regular earnings deferred by the closing price of the Company’s common stock on the last business day of the month in which the payment of such regular earnings would have been made.

(2)

The amounts reported in this column represent matching contributions by the Company and were also reported as part of the named executive officers’ “Other Compensation” in the Summary Compensation table and specifically listed in Footnote 6 to such table. Under the Company’s 401(k) Plan, the Company contributes $1 for every $1 contributed by the named executive officer of the first 2% of regular earnings and $1 for every $2 of the next 4% of the named executive officer’s regular earnings. If the Code restrictions prevent the named executive officer from receiving matching contributions under the Company’s 401(k) Plan, the named executive officer’s account will be credited by the amounts that would have been otherwise contributed by the Company as matching contributions. Matching contributions are held in the general funds of the Company and are credited to the named executive officer’s account in the form of units only, calculated as described in note (1) above.

(3)

The amounts reported in this column represent the aggregate earnings during 2008 of each named executive officer’s account. Dollar amounts in the named executive officer’s account are credited with the interest at a rate equal to the Fixed Income Fund of the Company’s 401(k) Plan; units in a named executive officer’s account are marked to market monthly. Whenever a cash dividend is paid on the Company’s common stock, the number of units is increased as follows: the number of units in the named executive officer’s account are multiplied by the cash dividend and divided by the closing price of the Company’s common stock on the dividend record date. None of the named executive officers had any “above market earnings” reportable in column (h) of the Summary Compensation Table.

Potential Payments on Termination or Change in Control

The following table summarizes the estimated payments to be made to each named executive officer derived from their employment agreements, change in control agreements (“CIC agreements”), the terms of their grants and awards and the 2001 Stock Award and Incentive Plan (1) prior to a change in control and in connection with any termination of employment including voluntary termination, for cause termination, death, disability, retirement, termination without cause or resignation for good reason, and (2) upon a change in control without termination of employment and termination without cause or resignation for good reason.

For the purpose of the quantitative disclosure in the following table, and in accordance with SEC regulations, we have assumed that the triggering event took place on the last business day of our most recently completed fiscal year, December 31, 2008, and that the price per share of our common stock is the closing market price as of that date, $40.90.

Our employment agreements and CIC agreements with our named executive officers are described following the table.

Name	Upon Termination and Prior to a Change in Control					On or After a Change in Control
	Voluntary Termination or “For Cause” Termination		Death, Disability or Retirement		Termination without “Cause” or Resignation for “Good Reason”	No Termination of Employment	Termination without “Cause” or Resignation for “Good Reason”
J.C. Muscari
Severance Payment(1)	$855,658	(2)	$855,658	(2)	$7,334,000	$0	$9,009,080	(3)
Benefits	0		0		0	0	31,904	(4)
DRSU Vesting(5)	0		0		0	2,201,77	2,201,770
Stock Option Vesting(6)	0		0		0	0	0
Performance Unit Vesting(7)	0		0		0	2,480,000	2,480,000
J.A. Sorel
Severance Payment(1)	$0		$0		$956,250	$0	$1,769,662	(3)
Benefits	0		0		0	0	31,904	(4)
DRSU Vesting(5)	0		0		0	725,239	725,239
Stock Option Vesting(6)	0		0		0	0	0
Performance Unit Vesting(7)	0		0		0	700,000	700,000
K.L. Massimine
Severance Payment(1)	$0		$0		$892,500	$0	$1,600,530	(3)
Benefits	0		0		0	0	31,904	(4)
DRSU Vesting(5)	0		0		0	875,219	875,219
Stock Option Vesting(6)	0		0		0	0	0
Performance Unit Vesting(7)	0		0		0	830,000	830,000
K.G. Forrest
Severance Payment(1)	$0		$0		$859,500	$0	$1,137,317	(3)
Benefits	0		0		0	0	31,904	(4)
DRSU Vesting(5)	0		0		0	478,489	478,489
Stock Option Vesting(6)	0		0		0	0	0
Performance Unit Vesting(7)	0		0		0	540,000	540,000
D.R. Harrison
Severance Payment(1)	$0		$0		$789,462	$0	$1,228,707	(3)
Benefits	0		0		0	0	31,904	(4)
DRSU Vesting(5)	0		0		0	496,240	496,240
Stock Option Vesting(6)	0		0		0	0	0
Performance Unit Vesting(7)	0		0		0	490,000	490,000
W.J.S. Wilkins
Severance Payment(1)	$0		$0		$803,250	$0	$1,601,145	(3)
Benefits	0		0		0	0	31,904	(4)
DRSU Vesting(5)	0		0		0	241,310	241,310
Stock Option Vesting(6)	0		0		0	0	0
Performance Unit Vesting(7)	0		0		0	280,000	280,000

(1)

Represents cash payments made upon termination of employment. Amounts shown for termination without “Cause” or resignation for “Good Reason” prior to a change in control equal 2 times the sum of base salary and target bonus for Mr. Muscari and 1.5 times the sum of base salary and target bonus for the other named executive officers. Amounts shown for termination without “Cause” or resignation for “Good Reason” on or after a change in control equal 2.99 times the five-year average annual compensation. For Mr. Muscari, severance amounts shown for termination without “Cause” or resignation for “Good Reason” either prior to a change in control or on or after a change in control include a payment of $3.95 million which replaces certain retirement benefits which Mr. Muscari would have earned had he remained with his prior company.

(2)

Represents pro-rata payment for replacement of certain retirement benefits which Mr. Muscari would have earned had he remained with his prior company. Amounts represent the actuarial present value of $65,000, payable annually for life to Mr. Muscari or to his spouse should he predecease her, with the first benefit payment on July 1, 2009. A 6.20% interest rate and the RP 2000 mortality table, with mortality rates combined and projected to 2009, was used to calculate the actuarial present value.

(3)

Severance payment may be reduced if the full payment would result in a portion of the payment being subject to the excise tax under Section 4999 of the Code. In such event, the amount of the severance payment will be reduced by the minimum amount necessary such that no portion of the severance payment is subject to the excise tax.

(4)	This amount represents the present value of 24 months of life, disability, accident and health insurance coverage.

(5)

This amount represents the aggregate value of DRSUs which would become vested as a direct result of the termination event or change in control before the applicable stated vesting date solely as a direct result of the termination event or change in control before the stated vesting date. The stated vesting date is the date at which an award would have vested absent such termination event or change in control. This calculation of value does not discount the value of awards based on the portion of the vesting period elapsed at the date of the termination event or change in control. The value of DRSUs is based on a closing stock price of $40.90 on December 31, 2008.

(6)

This amount represents the aggregate in-the-money value of stock options which would become vested as a direct result of the termination event or change in control before the applicable stated vesting date solely as a direct result of the termination event or change in control before the stated vesting date. The stated vesting date is the date at which an award would have vested absent such termination event or change in control. This calculation of value does not attribute any additional value to stock options based on their remaining term and does not discount the value of awards based on the portion of the vesting period elapsed at the date of the termination event or change in control. Represents the intrinsic value of stock options, based on a closing stock price of $40.90 on December 31, 2008.

(7)

For termination due to death, disability or retirement, if a participant has been employed for two of the three years of the performance period, participant is eligible to receive a pro rata payout at the end of the performance period based on actual performance. Participants who have been employed for less than two of the three years of the performance period forfeit outstanding units related to that performance cycle. Upon change in control, assumes all unvested performance units paid out at target ($100 per unit).

Employment Agreements

Minerals Technologies Inc. entered into employment agreements with each of our named executive officers for the indicated terms and for not less than the annual base salaries indicated: in January 2002 with Mr. Sorel, 18 months, $265,000; in January 2002 with Mr. Massimine, 18 months, $240,000; in January 2002, with Mr. Harrison, 18 months, $200,000; in November 2004 with Mr. Forrest, 18 months, $270,000; in November 2006, with Mr. Muscari, five years, $850,000; and in June 2007 with Mr. Wilkins, 18 months, $260,000. The term of each of these agreements, except for Mr. Muscari’s agreement, is extended on the first day of each month for an additional month, unless either the employee or the employer gives the other written notice that the agreement should not be further extended. Each of the named executive officers may also receive salary increases and annual bonuses in amounts to be determined by the Board or the Compensation Committee. The agreements also entitle the named executive officers to participate in employee benefit plans and other fringe benefits that are generally available to our executive employees.

Under the agreements, each named executive officer has agreed to comply with certain customary provisions, including covenants not to disclose our confidential information at any time and not to compete with our business during the term of the agreement and, subject to our continued payment of amounts under the agreement, for two years thereafter. We may terminate the employment agreements before the end of the specified term of employment for “cause.” “Cause” is defined in the agreements as (i) the failure to perform material obligations, following notice and a reasonable period of time to cure such failure and (ii) acts of felony, fraud or theft. Similarly, the named executive officer may resign for “good reason.” “Good reason” is defined in the agreements as (i) the assignment of duties substantially inconsistent with the executive’s status or a substantial adverse alteration in the nature or status of the executive’s responsibilities, (ii) a reduction of the executive’s benefits or base salary, (iii) the merger or consolidation of the Company into or with any other entity or the sale of substantially all of the assets of the Company, unless the surviving entity of such merger or the purchaser of substantially all of the assets assumes the Company’s obligations under the employment agreement and (iv) separation of the executive’s office location from the Company’s principal corporate office or relocation outside the contiguous United States.

Pursuant to the employment agreements, our named executive officers are entitled to severance payments upon termination of employment by the Company “without cause” or by the named executive officer for “good reason.” Severance payments are equal to a multiple of the sum of base salary and target annual bonus. The multiples are 2 times for Mr. Muscari and 1.5 times for the other named executive officers.

Change in Control Agreements

Minerals Technologies Inc. has entered into CIC agreements with certain of its executive officers, including each of the named executive officers. The CIC agreements continue through December 31 of each year, and are automatically extended in one-year increments unless we choose to terminate them. If a change in control occurs, the severance agreements are effective for a period of four years from the end of the then existing term. These agreements are intended to provide for continuity of management in the event of a change in control of Minerals Technologies Inc.

Under the CIC agreements, a change in control includes any of the following events unless approved by the Board: (i) we are required to report a “change in control” in accordance with the Securities Exchange Act of 1934; (ii) any person acquires 15% of our voting securities; (iii) a majority of our directors are replaced during a two-year period; or (iv) our stockholders approve a merger, liquidation or sale of assets.

If, following a change in control, the executive is terminated by Minerals Technologies Inc. for any reason, other than for disability, death, retirement or for cause (as defined in the agreements), or if the executive terminates his or her employment for good reason (as defined in the agreements), then the executive is entitled to a severance payment of 2.99 times the executive’s base amount (as defined in the agreements). The severance payment generally will be made in a lump sum. If it is determined that the severance payment plus all other payments or benefits which constitute “parachute payments” within the meaning of Section 280G of the Code would result in a portion of the severance payment being subject to the excise tax under Section 4999 of the Code, then the amount of the severance payment shall be reduced by the minimum amount necessary such that no portion of the payment will be subject to the excise tax.

For a period of up to two years following a termination that entitles an executive to severance payments, Minerals Technologies Inc. will provide life, disability, accident and health insurance coverage substantially similar to the benefits provided before termination, except to the extent such coverage would result in an excise tax being imposed under Section 4999 of the Code.

The CIC agreements also provide that upon the occurrence of certain stated events that constitute a “potential change in control” of Minerals Technologies Inc., the executive agrees not to voluntarily terminate his employment with Minerals Technologies Inc. for a six-month period.

2008 Amendments to Employment and Change in Control Agreements

In December 2008, our named executive officers and the Company amended the officers’ employment and change-in-control agreements to reflect compliance with Section 409A of the Code.

Section 409A governs deferred compensation, including severance and other post-employment payments, and generally requires that the timing of any payment of deferred compensation must be specified in advance.

Specifically, the amendment to each agreement (i) clarifies that severance under the employment agreement is paid in a lump sum, rather than installments, (ii) provides that an involuntarily terminated executive receives a lump sum payment, plus a tax gross-up, equal to the cost of medical and dental coverage for twenty-four (24) months, (iii) provides that a six-month delay applies to payments subject to Section 409A that are made upon separation from service, (iv) adds an indemnification for any additional tax incurred by the executive under Section 409A as a result of the Company’s failure to comply with Section 409A, and (v) makes other minor clarifications to ensure compliance with Section 409A.

2001 Stock Award and Incentive Plan

The 2001 Stock Award and Incentive Plan provides for accelerated vesting of stock options and DRSUs upon a change in control of the Company and gives the Compensation Committee discretion to accelerate the vesting of performance units.

Grantor Trust

In order to secure the benefits accrued under the Nonfunded Supplemental Retirement Plan and the Nonfunded Deferred Compensation and Supplemental Savings Plan, Minerals Technologies Inc. has entered into an agreement establishing a grantor trust within the meaning of the Code. Under the Grantor Trust Agreement, we are required to make certain contributions of cash or other property to the trust upon the retirement of individuals who are beneficiaries of those plans, upon the occurrence of certain events defined as constituting a change in control and in certain other circumstances.

Director Compensation

The table below summarizes the annual compensation for the Company’s non-employee directors during 2008. Each compensation element is discussed in the text following the table.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings	All Other Compensation ($)(3)		Total ($)
Paula H.J. Cholmondeley	$53,750		$56,750	N/A	N/A	N/A	$665		$111,165
Duane R. Dunham	$52,000		$56,000	N/A	N/A	N/A	$4,952		$112,952
Steven J. Golub	$46,000	(4)	$54,500	N/A	N/A	N/A	$3,282		$103,782
Kristina M. Johnson	$53,750		$56,750	N/A	N/A	N/A	$1,232		$111,732
Joseph C. Muscari (5)	$—		$—	N/A	N/A	N/A	$5,368		$5,368
Michael F. Pasquale	$60,500		$57,500	N/A	N/A	N/A	$1,738		$119,738
John T. Reid	$60,500	(4)	$57,500	N/A	N/A	N/A	$5,491		$123,491
William C. Stivers	$62,250		$58,250	N/A	N/A	N/A	$8,680	(6)	$129,180

(1)

Amounts shown represent the value of phantom stock units awarded to each director pursuant to the Nonfunded Deferred Compensation and Unit Award Plan for Non-Employee Directors calculated by multiplying the number of units by the closing price of our common stock on the grant date.

The following table lists the total number of phantom stock units held by each director as of December 31, 2008. The units are payable in cash upon the director’s termination of service on the Board. (See “Nonfunded Deferred Compensation and Unit Award Plan for Non-Employee Directors” below.)

P.H.J. Cholmondeley	3,519.40
D.R. Dunham	4,960.36
S.J. Golub	16,934.01
K.M. Johnson	6,810.93
J.C. Muscari	1,844.21
M.F. Pasquale	8,898.61
J.T. Reid	10,568.81
W.C. Stivers	4,848.51

(2)

The Company does not currently compensate its directors with stock options. The following table lists the total number of stock options held by each director as of December 31, 2008 granted by the Company under previously existing plans:

S.J. Golub	296
K.M. Johnson	159
M.F. Pasquale	319

None of our other non-employee directors hold any stock options.

(3)

See All Other Compensation chart below for amounts, which include (1) the value of dividends earned, in the amount of $0.05 per unit awarded quarterly and calculated by multiplying the number of units held by the director on the dividend record date and (2) matching amounts paid by the Company on behalf of the directors to charitable institutions pursuant to the Company’s matching gifts plan.

All Other Compensation—2008

Name	Dividends Earned	Charitable Matching Payments	Total
P.H.J. Cholmondeley	$665	$0	$665
D.R. Dunham	$952	$4,000	$4,952
S.J. Golub	$3,282	$0	$3,282
K.M. Johnson	$1,232	$0	$1,232
J.C. Muscari	$368	$5,000	$5,368
M.F. Pasquale	$1,738	$0	$1,738
J.T. Reid	$1,991	$3,500	$5,491
W.C. Stivers	$3,680	$5,000	$8,680

(4)

During 2008, Messrs. Golub and Reid elected to defer their fees in units which have the economic value of one share of Minerals Technologies Inc. stock as permitted under the Nonfunded Deferred Compensation and Unit Award Plan for Non-Employee Directors.

(5)

Mr. Joseph C. Muscari served as a non-employee director until his appointment as Chairman and Chief Executive Officer of the Company on March 1, 2007. Since that date, Mr. Muscari is no longer compensated as a director.

(6)

During 2006, Mr. Stivers elected to defer his fees in cash as permitted under the Nonfunded Deferred Compensation and Unit Award Plan for Non-Employee Directors. The amount reflected in the “All Other Compensation” column for Mr. Stivers includes interest of $2,750 earned during 2008 on the deferred portion.

Nonfunded Deferred Compensation and Unit Award Plan for Non-Employee Directors. Under the Nonfunded Deferred Compensation and Unit Award Plan for Non-Employee Directors, directors who are not employees of Minerals Technologies Inc. have the right to defer their fees. Through 2007, at each director’s election, his or her deferred fees were credited to his or her account either as dollars or as units which have the economic value of one share of Minerals Technologies Inc. stock. Starting in

2008, deferred fees are credited as units. Dollar balances in a director’s account bear interest at a rate of return equal to the rate of return for the Fixed Income Fund in the Minerals Technologies Inc. Savings and Investment Plan, the Company’s 401(k) Plan. If a director’s deferred fees are credited to his or her account as units, the number of units credited is calculated by dividing the amount of the deferred fees by the closing price of our common stock on the date such fees accrue.

Through 2007, each non-employee director was credited with 500 units upon first joining the Board and with an additional 500 units each year as of the date of the Annual Meeting of Stockholders. The units in a director’s account were increased by the value of any dividends on our common stock. In the case of cash dividends, the units were increased by a number calculated by multiplying the cash dividend per share times the number of units in the director’s account on the related dividend record date and dividing the result by the closing market price of the common stock on the day prior to the dividend payment date. In the case of stock dividends, the units were increased by a number calculated by multiplying the stock dividend per share times the number of units in the director’s account on the related dividend record date. At the time of the director’s termination of service on the Board, the amount held in his or her account is payable in cash only. Based on the director’s prior choice to accumulate dollars or units as described above, the director received either (i) the amount of his or her deferred fees plus accrued interest, or (ii) an amount determined by multiplying the number of units in his or her account by the closing market price of our common stock on the first business day of the month in which payment is to be made. For units and fees deferred through 2007, payments are made in a lump sum or in installments, at the election of the director. For units and fees deferred in 2008 and later, payments are made in a lump sum.

During 2007, each of the non-employee directors received an annual retainer fee of $25,000 for serving as a director. Non-employee directors also received a fee of $2,000 for each meeting of the Board they attended and $1,000 for each committee meeting they attended, except that a director who acted as the Chair of a committee received $1,500 for each committee meeting he or she chaired. Directors also received compensation under the plans described below. In addition, during 2007, non-employee directors serving on the Compensation and Corporate Governance and Nominating committees received units totaling $6,000 in value, while the Chair of these committees received units totaling $9,000 in value; non-employee directors serving on the Audit Committee received units totaling $9,000 in value, while the Chair of the Audit Committee received units totaling $15,000 in value.

During 2008, each of the non-employee directors received an annual retainer fee of $93,000, comprised of $40,000 paid in cash and $53,000 in units, for serving as a director. In addition, the following Committee retainer fees were paid: $20,000 for the Audit Committee Chair and $10,000 for Audit Committee members; $15,000 for the Compensation Committee Chair and $7,500 for Compensation Committee members; and $15,000 for the Corporate Governance and Nominating Committee Chair and $7,500 for Corporate Governance and Nominating Committee members.

ITEM 1—ELECTION OF DIRECTORS

The Board of Directors is divided into three classes. One class is elected each year for a three-year term. This year the Board has nominated Dr. Kristina M. Johnson, Mr. Michael F. Pasquale and Dr. John T. Reid, who are currently directors of Minerals Technologies Inc., to serve for a three-year term expiring at the Annual Meeting of Stockholders to be held in 2012.

The Board expects that the nominees will be available for election. If one or more nominees should become unavailable, your proxy would be voted for a nominee or nominees who would be designated by the Board, unless the Board reduces the number of directors.

The Board of Directors unanimously recommends a vote FOR election of each of Dr. Kristina M. Johnson, Mr. Michael F. Pasquale and Dr. John T. Reid.

Name and Age as of the May 20, 2009 Meeting Date	Position, Principal Occupation, Business Experience and Directorships
NOMINEES FOR DIRECTORS FOR TERMS EXPIRING IN 2012
Kristina M. Johnson 52

Provost and Senior Vice President for Academic Affairs, The Johns Hopkins University since September 2007. Dean of the Edmund T. Pratt, Jr. School of Engineering at Duke University from July 1999 to August 2007. Professor of Electrical and Computer Engineering at the University of Colorado from 1985 to 1999. Member of the Board from 1995 to 2002, and co-founder, of ColorLink Inc., a manufacturer of optical components for color projection television. Co-founder of KAJ, LLC, a patent and intellectual property licensing company. Member of the Board of Directors of Boston Scientific Corporation since May 2006 and of AES Corporation since April 2004. Member of the Board of Directors of Nortel Networks Corporation since November 2006. Director of Minerals Technologies Inc. since 2000. Member of the Corporate Governance and Nominating Committee of Minerals Technologies Inc.

Michael F. Pasquale 62

Business consultant since January 2001. Executive Vice President and Chief Operating Officer of Hershey Foods Corporation from February 2000 to December 2000. Prior to holding this position, Mr. Pasquale was Senior Vice President, Confectionery and Grocery of Hershey from 1999 to February 2000, President of Hershey Chocolate North America from 1995 to 1998, President of Hershey Chocolate USA from 1994 to 1995, and Senior Vice President and Chief Financial Officer of Hershey Foods Corporation from 1988 to 1994. Director of Minerals Technologies Inc. since 1992. Chair of the Compensation Committee and member of the Audit Committee of Minerals Technologies Inc.

Name and Age as of the May 20, 2009 Meeting Date	Position, Principal Occupation, Business Experience and Directorships
John T. Reid 69

Adjunct Professor, Stern Business School, New York University 2001–2005. CEO of CityQuicker, a website providing information for expatriate executives and their families, from 2000 to 2001. Retired Chief Technological Officer of Colgate-Palmolive Company, a global manufacturer of consumer products, from 1997 to 2000. Member of the Board of Directors, and of the Executive Committee and Audit Committee, of Center for Global Development since 2001. Member of the Board of Directors of Citizens’ Committee for Children since 2002. President, American Friends of Maungatautari since 2006. Member of Advisory Board, Beachheads, New Zealand Trade and Enterprise, since 2007. Director and member of the Audit Committee of Readers’ Digest Association, 2005–2007. Director of Minerals Technologies Inc. since February 2003. Chair of the Corporate Governance and Nominating Committee and member of the Audit Committee of Minerals Technologies Inc.

DIRECTORS WHOSE TERMS EXPIRE IN 2010
Joseph C. Muscari 62

Chairman and Chief Executive Officer of Minerals Technologies Inc. since March 1, 2007. Executive Vice President and Chief Financial Officer from January 1, 2006 to December 31, 2006 and Executive Vice President from January 1, 2007 to February 28, 2007 of Alcoa Inc., a producer of aluminum and aluminum products and components and other consumer products. Executive Vice President, Alcoa Inc., and Group President—Rigid Packaging, Foil & Asia from 2004 to 2005; Executive Vice President and Group President, Asia & Latin America from 2001 to 2004; and Vice President Environment, Health, Safety, Audit and Compliance from 1997 to 2001 of Alcoa Inc. Director of Aluminum Corporation of China Limited since June 2002. Director of Minerals Technologies Inc. since January 2005.

William C. Stivers 70

Retired Executive Vice President of Weyerhaeuser Company, serving as Chief Financial Officer from 1990 to 2003, Treasurer from 1972 to 1990 and a director and/or officer of various Weyerhaeuser subsidiaries and affiliates. Former member of the Board of the Factory Mutual Insurance Company, Chairman of its Finance Committee, and a member of its Audit Committee. Assistant Vice President and Vice President of First Interstate Bank of California (formerly United California Bank) from 1962 to 1970. Member of the Financial Executives Institute. Director of Domtar Corporation and member of its Audit Committee and its Environmental, Health and Safety Committee since March 2007. Director of Minerals Technologies Inc. since 2003. Chair of the Audit Committee and member of the Compensation Committee of Minerals Technologies Inc.

Name and Age as of the May 20, 2009 Meeting Date	Position, Principal Occupation, Business Experience and Directorships
DIRECTORS WHOSE TERMS EXPIRE IN 2011
Paula H. J. Cholmondeley 62

Business strategy consultant since January 2004. Former certified public accountant. Vice President and General Manager, Specialty Products from 2000 to 2004 of Sappi Fine Paper, North America, a producer of coated fine paper. Member of the Board of Directors of Dentsply International Inc. since August 2001, of Ultralife Batteries Inc. since June 2004 and of Albany International Corp. since February 2005, and also a member of their respective audit committees. Member of the Board of Directors of Terex Corporation since June 2004. Independent trustee of Nationwide Mutual Funds since June 2000. Director of Minerals Technologies Inc. since January 2005. Member of the Audit Committee and Corporate Governance and Nominating Committee of Minerals Technologies Inc.

Duane R. Dunham 67

Retired President and Chief Operating Officer of Bethlehem Steel Corporation since January 2002. Chairman and Chief Executive Officer of Bethlehem Steel from April 2000 to September 2001. President and Chief Operating Officer from 1999 to April 2000 and President of the Sparrows Point division from 1993 to 1999. Director of Bethlehem Steel Corporation from 1999 to 2002. Director of Minerals Technologies Inc. since 2002. Member of the Compensation Committee and the Corporate Governance and Nominating Committee of Minerals Technologies Inc.

Steven J. Golub 63

Vice Chairman and Chairman of the Financial Advisory Group since 2005 and Managing Director since 1986 of the investment banking firm of Lazard LLC. Director of Minerals Technologies Inc. since 1993. Member of the Compensation Committee of Minerals Technologies Inc.

ITEM 2—RATIFICATION OF APPOINTMENT OF AUDITORS

The Audit Committee of the Board has appointed KPMG to serve as our independent registered public accounting firm for the current fiscal year, subject to the approval of the stockholders. KPMG and its predecessors have audited the financial records of the businesses that comprise Minerals Technologies Inc. for many years. We consider the firm well qualified.

We expect that representatives of KPMG will be present at the Annual Meeting of Stockholders. These representatives will have the opportunity to make a statement if they wish to do so, and will be available to respond to appropriate questions.

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2009 fiscal year.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices of the Company. The Audit Committee operates in accordance with a written charter, which was adopted by the Board. A copy of that charter is attached as Appendix 1 to this Proxy Statement.

As part of fulfilling its oversight responsibility, the Audit Committee reviewed and discussed with management the audited financial statements of the Company, including the audit of the effective operation of, and internal control over, financial reporting, for the fiscal year ended December 31, 2008. In addition, the Audit Committee discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.”

The Audit Committee obtained from the independent registered public accounting firm a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence, consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and discussed with the auditors any relationships that may impact their objectivity and independence.

Principal Accounting Fees And Services

The Company incurred the following fees for services performed by KPMG in fiscal years 2008 and 2007:

	2008	2007
Audit Fees	$2,442,500	$2,542,500
Audit Related Fees	71,300	50,000
Tax Fees	25,000	25,500
All Other Fees	—	—

Total Fees	$2,538,800	$2,618,000

Audit Fees. Audit fees are fees the Company paid to KPMG for professional services for the audit of the Company’s consolidated financial statements included in the Annual Report on Form 10-K, including fees associated with the audit of the effective operation of, and internal control over financial reporting, and review of financial statements included in Quarterly Reports on Form 10-Q, or for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit Related Fees. Audit related fees are billed by KPMG for assurance and related services that are reasonably related to the audit or review of the Company’s financial statements, including due diligence and benefit plan audits.

Tax Fees. Tax fees are fees billed by KPMG for tax compliance, tax advice and tax planning.

All Other Fees. All other fees are fees billed by KPMG to the Company for any services not included in the first three categories.

Pre-Approval Policy. During fiscal year 2007, the Audit Committee established a policy which requires that it approve all services provided by its independent registered public accounting firm before the independent registered public accounting firm provides those services. The Audit Committee has pre- approved the engagement of the independent registered public accounting firm for audit services, audit-related services, tax services and all other fees within defined limits. The percentage of fees paid to KPMG for services that were approved by the Audit Committee in accordance with its pre-approval policy is 100% with respect to fiscal year 2008.

The Audit Committee considered all these services in connection with KPMG’s audits of the Company’s financial statements, and the effective operation of, and internal control over, financial reporting for the fiscal years ended December 31, 2008 and 2007, and concluded that they were compatible with maintaining KPMG’s independence from the Company in the applicable periods.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the SEC.

William C. Stivers, Chair Paula H. J. Cholmondeley Michael F. Pasquale John T. Reid

By Order of the Board of Directors,

Kirk G. Forrest Vice President, General Counsel and Secretary

ITEM 3—RATIFICATION OF THE ADOPTION OF THE 2001 STOCK AWARD AND
INCENTIVE PLAN (AS AMENDED AND RESTATED AS OF MARCH 18, 2009)
TO INCREASE THE NUMBER OF SHARES RESERVED AND AUTHORIZED
FOR ISSUANCE THEREUNDER

General

The Company established the 2001 Stock Award and Incentive Plan (as amended and restated as of December 20, 2005, the “Current Plan”), to enhance its ability to link pay to performance. The Board of Directors and the Compensation Committee (the “Committee”) believe that attracting and retaining executives and other key employees of high quality has been and will continue to be essential to the Company’s growth and success. To this end, a comprehensive compensation program which includes different types of incentives for motivating employees and rewards for outstanding service can contribute to the Company’s future success. In particular, the Company utilizes stock options and stock-related awards as an important element of compensation for executives and other employees, because such awards enable them to acquire or increase their proprietary interest in the Company, thereby promoting a closer identity of interests between them and the Company’s shareholders. In addition, annual incentive awards and other performance-based awards provide incentives for achieving specific performance objectives.

When initially adopted in 2001, approximately 1.5 million shares of common stock were reserved and available for issuance under the Current Plan. In view of the aggregate number of awards granted under the Current Plan since its initial adoption in 2001, only approximately 220,000 shares currently remain available for issuance under the Current Plan. As a result, the Committee will be increasingly constrained in its ability to grant further equity awards under the Current Plan absent an increase in the number of shares reserved and available for issuance thereunder. The Committee is therefore submitting to the stockholders for approval an amended and restated version of the Current Plan (the “Amended Plan”) to increase the total number of shares of common stock reserved and available for issuance thereunder by 800,000 shares. The Committee and Board of Directors believe that the approval of this Amended Plan is essential to further the long-term stability and financial success of the Company by attracting, motivating, and retaining qualified employees through the use of equity-based incentives. The Board of Directors and the Committee therefore view the adoption of the Amended Plan as a key part of the Company’s overall compensation program. Each of the Board of Directors and the Committee has unanimously approved the proposed Amended Plan, determined that it is in the best interests of the Company and its stockholders, authorized the adoption thereof by the Company, subject to receipt of stockholder approval, and recommended that stockholders vote in favor of the ratification of the adoption of the Amended Plan. If the ratification of the Amended Plan is not approved by a majority of the votes cast at the Annual Meeting of Stockholders, the Current Plan will instead remain in effect.

The Board of Directors unanimously recommends a vote FOR ratification of the adoption of the 2001 Stock Award and Incentive Plan (as amended and restated as of March 18, 2009) to increase the number of shares reserved and available for issuance thereunder.

Description of the Amended Plan

The following is a brief description of the material features of the Amended Plan, which are consistent with the material features of the Current Plan, other than above-referenced increase in the number of shares reserved and available for issuance thereunder. This description is qualified in its entirety by reference to the full text of Amended Plan, a copy of which is attached hereto as Appendix 2.

Shares Available and Award Limitations. The number of shares to be issued upon vesting or exercise, as applicable, of outstanding awards, including stock options and DRSUs, and the number of shares remaining available for future issuance under the Current Plan at December 31, 2008 were as follows:

Number of Shares to be Issued Upon Exercise of Outstanding Stock Options	Weighted-Average Exercise Price of Outstanding Stock Options	Number of Shares to be Issued Upon Vesting of Outstanding DRSUs	Number of Shares Remaining Available for Future Issuance Under the Current Plan
661,781	$55.14	161,294	435,850

Other than the Current Plan, the Company has no plan in effect under which options and stock-based awards may be granted. If stockholders approve the Amended Plan, the total of the available shares thereunder would be 1,020,499 shares, or approximately 5.5% of the shares outstanding on March 24, 2009. The Amended Plan also removes the limit on the number of shares that may be issued pursuant to non-option equity awards. This change is designed to better align the Amended Plan with the Company’s compensation structure and to reduce the number of shares required to be reserved and available under the Amended Plan.

Shares subject to forfeited or expired awards or to awards settled in cash or otherwise terminated without issuance of shares to the participant, and shares withheld by or surrendered to the Company to satisfy withholding tax obligations or in payment of the exercise price of an award, will be deemed to be available for new awards under the Amended Plan. Under the Amended Plan, shares subject to an award granted in substitution for an award of a company or business acquired by the Company or a subsidiary will not count against the number of shares reserved and available. Shares delivered under the Amended Plan may be either newly issued or treasury shares. On March 24, 2009, the last reported sale price of our common stock on the New York Stock Exchange was $32.83 per share.

In addition, the Amended Plan includes a limitation on the amount of awards that may be granted to any one participant in a given year in order to qualify awards as “performance-based” compensation not subject to the limitation on deductibility under Section 162(m) of the Code. Under this annual per- person limitation, no participant may in any year be granted share-denominated awards under the Amended Plan relating to more than his or her “Annual Limit” for each type of award. The Annual Limit equals 500,000 shares plus the amount of the participant’s unused Annual Limit relating to the same type of award as of the close of the previous year, subject to adjustment for splits and other extraordinary corporate events. For purposes of this limitation, options, restricted stock, deferred stock, and other stock-based awards are separate types of awards subject to a separate limitation. In the case of awards not relating to shares in a way in which the share limitation can apply, no participant may be granted awards authorizing the earning during any year of an amount that exceeds the participant’s Annual Limit, which for this purpose equals $3 million plus the amount of the participant’s unused cash Annual Limit as of the close of the previous year. The Annual Limit for non-share-based awards is separate from the Annual Limit for each type of share-based award.

Adjustments to the number and kind of shares subject to the share limitations and specified in the Annual Limits are authorized in the event of a large, special or non-recurring dividend or distribution, recapitalization, stock split, stock dividend, reorganization, business combination, or other similar corporate transaction or event affecting the common stock of the Company. The Committee is also authorized to adjust performance conditions and other terms of awards in response to these kinds of events or to changes in applicable laws, regulations, or accounting principles, except that adjustments to awards intended to qualify as “performance-based” generally must conform to requirements under Section 162(m).

Eligibility. We believe that all employees should have the ability to participate in the growth of the Company through stock ownership. Therefore all employees of the Company and its subsidiaries, including executive officers, non-employee directors, consultants and others who provide substantial services to the Company and its subsidiaries, are eligible to be granted awards under the Amended Plan; provided that option grants to non-employee directors will be in the same ratio of number of options granted to amount of compensation as is used in determining options granted to employees in an across-the-board option grant, based on the non-employee director’s compensation in the prior year. In addition, any person who has been offered employment by the Company or a subsidiary may be granted awards, but such prospective employee may not receive any payment or exercise any right relating to the award until he or she has commenced employment. At present, approximately 2,400 persons are eligible for awards under the Current Plan, and would be eligible for awards under the Amended Plan.

Administration. The Amended Plan will be administered by the Committee, except that the Board may appoint any other committee to administer the Amended Plan and may itself act to administer the Amended Plan. The Board must perform the functions of the Committee for purposes of granting awards to non-employee directors. (References to the “Committee” below mean the committee or the full Board exercising authority with respect to a given award.) Subject to the terms and conditions of the Amended Plan, the Committee is authorized to select participants, determine the type and number of awards to be granted and the number of shares to which awards will relate or the amount of a performance award, specify times at which awards will be exercisable or settled, including performance conditions that may be required as a condition thereof, set other terms and conditions of such awards, prescribe forms of award agreements, interpret and specify rules and regulations relating to the Amended Plan, and make all other determinations which may be necessary or advisable for the administration of the Amended Plan. Nothing in the Amended Plan precludes the Committee from authorizing payment of other compensation, including bonuses based upon performance, to officers and employees, including the executive officers. The Amended Plan provides that Committee members shall not be personally liable, and shall be fully indemnified, in connection with any action, determination, or interpretation taken or made in good faith under the Amended Plan.

Stock Options. The Committee is authorized to grant stock options, including both incentive stock options (“ISOs”), which can result in potentially favorable tax treatment to the participant, and non-qualified stock options. The exercise price of an option is determined by the Committee, but generally may not be less than the fair market value of the shares on the date of grant (except as described below). The maximum term of each option, the times at which each option will be exercisable, and provisions requiring forfeiture of unexercised options at or following termination of employment or upon the occurrence of other events, generally are fixed by the Committee, subject to a restriction that no ISO may have a term exceeding ten years. Options may be exercised by payment of the exercise price in cash, shares or other property (possibly including notes or obligations to make payment on a deferred basis, or through broker- assisted cashless exercise procedures) or by surrender of other outstanding awards having a fair market value equal to the exercise price. Under the terms of the Plan, stock options, once granted, may not be re-priced; however, they remain subject to all of the other terms and conditions of the Plan.

Restricted and Deferred Stock. The Committee is authorized to make awards of restricted stock and deferred stock. Prior to the end of the restricted period, shares received as restricted stock may not be sold or disposed of by participants, and may be forfeited in the event of termination of employment. The restricted period generally is established by the Committee. An award of restricted stock entitles the participant to all of the rights of a shareholder of the Company, including the right to vote the shares and the right to receive any dividends thereon, unless otherwise determined by the Committee. Deferred stock gives participants the right to receive shares at the end of a specified deferral period, subject to forfeiture of the award in the event of termination of employment under certain circumstances prior to the end of a specified restricted period (which need not be the same as the deferral period). Prior to settlement, deferred stock awards carry no voting or dividend rights or other rights associated with stock ownership, but dividend equivalents may be paid on such deferred stock.

Other Stock-Based Awards, Bonus Shares, and Awards in lieu of Cash Obligations. The Amended Plan authorizes the Committee to grant awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to shares. The Committee will determine the terms and conditions of such awards, including the consideration to be paid to exercise awards in the nature of purchase rights, the periods during which awards will be outstanding, and any forfeiture conditions and restrictions on awards. In addition, the Committee is authorized to grant shares as a bonus free of restrictions, or to grant shares or other awards in lieu of obligations under other plans or compensatory arrangements, subject to such terms as the Committee may specify. The number of shares granted to an executive officer or non-employee director in place of salary, fees or other cash compensation must be reasonable, as determined by the Committee.

Performance-Based Awards. The Committee may require satisfaction of pre-established performance goals, consisting of one or more business criteria and a targeted performance level with respect to such criteria, as a condition of awards being granted or becoming exercisable or settleable under the Amended Plan, or as a condition to accelerating the timing of such events. If so determined by the

Committee, in order to avoid the limitations on deductibility under Section 162(m) of the Code, the business criteria used by the Committee in establishing performance goals applicable to performance awards to named executives will be selected from among the following: (1) net sales; (2) earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items; (3) net income or net income per common share (basic or diluted); (4) return on assets, return on invested capital, return on total capital, or return on equity; (5) cash flow, free cash flow, cash flow return on investment, or net cash provided by operations; (6) interest expense after taxes; (7) economic value created; (8) operating margin or profit margin; (9) stock price or total stockholder return; and (10) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures. The Committee may set the levels of performance required in connection with performance awards as fixed amounts, goals relative to performance in prior periods, as goals compared to the performance of one or more comparable companies or an index covering multiple companies, or in any other way the Committee may determine.

Annual Incentive Awards. The Committee is authorized to grant annual incentive awards, settleable in cash or in shares upon achievement of preestablished performance objectives achieved during a specified period of up to one year. The performance objectives will be one or more of the performance objectives available for other performance awards under the Amended Plan, as described in the preceding paragraph. As discussed above, annual incentive awards granted to named executives may be intended as “performance-based compensation” not subject to the limitation on deductibility under Section 162(m) of the Code. The Committee generally must establish the performance objectives, the corresponding amounts payable (subject to per-person limits), other terms of settlement, and all other terms of such awards not later than 90 days after the beginning of the fiscal year.

Other Terms of Awards. Awards may be settled in cash, shares, other awards or other property, in the discretion of the Committee. The Committee may require or permit participants to defer the settlement of all or part of an award in accordance with such terms and conditions as the Committee may establish, including payment or crediting of interest or dividend equivalents on any deferred amounts. The Committee is authorized to place cash, shares or other property in trusts or make other arrangements to provide for payment of the Company’s obligations under the Amended Plan. The Committee may condition awards on the payment of taxes such as by withholding a portion of the shares or other property to be distributed (or receiving previously acquired shares or other property surrendered by the participant) in order to satisfy tax obligations.

Awards granted under the Amended Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the Committee may permit transfers in individual cases, including for estate planning purposes.

Awards under the Amended Plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The Committee may, however, grant awards in substitution for, exchange for or as a buyout of other awards under the Amended Plan, awards under other plans, or other rights to payment from the Company, and may exchange or buy out outstanding awards for cash or other property. The Committee also may grant awards in addition to and in tandem with other awards or rights. In granting a new award, the Committee may determine that the in-the-money value of any surrendered award may be applied to reduce the exercise price of any option or purchase price of any other award.

Vesting, Forfeitures, and Acceleration Thereof. The Committee may, in its discretion, determine the vesting schedule of options and other awards, the circumstances that will result in forfeiture of the awards, the post-termination exercise periods of options and similar awards, and the events that will result in acceleration of the ability to exercise and the lapse of restrictions, or the expiration of any deferral period, on any award. In addition, the Amended Plan provides that, in the event of a change in control of the Company, outstanding awards will immediately vest and be fully exercisable, any restrictions, deferral of settlement and forfeiture conditions of such awards will lapse, and goals relating to performance-based awards will be deemed met or exceeded to the extent specified in the performance-award documents. A “change in control” means generally (i) any person or group becoming a beneficial owner of 15% or more of the voting power of the voting securities of the Company, (ii) a change in the Board of Director’s membership such that the current members, or those elected or nominated by vote of two-thirds of the current members and successors elected or nominated by them, cease to represent a majority of the Board of Directors in any period of less than two years, (iii) certain mergers or consolidations substantially reducing the percentage of voting power held by shareholders prior to such transactions, (iv) shareholder approval of a sale or liquidation of all or substantially all of the assets of the Company, or (v) any other event which the Board of Directors determines shall constitute a change in control for purposes of the Amended Plan.

Amendment and Termination of the Amended Plan. The Board of Directors may amend, alter, suspend, discontinue, or terminate the Amended Plan or the Committee’s authority to grant awards thereunder without shareholder approval unless shareholder approval is required by law, regulation, or stock exchange rule. The Board of Directors may, in its discretion, submit other amendments to shareholders for approval. Under these provisions, shareholder approval will not necessarily be required for amendments which might increase the cost of the Amended Plan or broaden eligibility. Unless earlier terminated, the Amended Plan will terminate at such time that no shares reserved under the Amended Plan remain available for issuance thereunder and the Company has no further rights or obligations with respect to any outstanding award.

Because future awards under the Amended Plan will be granted in the discretion of the Committee, the type, number, recipients, and other terms of such awards cannot be determined at this time. Information regarding our recent practices with respect to annual, long-term, and stock-based compensation under other plans is presented in the heading “Compensation of Executive Officers and Directors” above, and in the notes to our financial statements for the year ended December 31, 2008 in the Annual Report which accompanies this proxy statement.

Federal Income Tax Implications of the Amended Plan

The following is a brief description of the federal income tax consequences generally arising with respect to awards that may be granted under the Amended Plan. The grant of an option (including a stock-based award in the nature of a purchase right) will create no federal income tax consequences for the participant or the Company. A participant will not have taxable income upon exercising an option which is an ISO (except that the alternative minimum tax may apply). Upon exercising an option which is not an ISO, the participant must generally recognize ordinary income equal to the difference between the exercise price and the fair market value of the freely transferable and nonforfeitable shares acquired on the date of exercise.

Upon a disposition of shares acquired upon exercise of an ISO before the end of the applicable ISO holding periods, the participant must generally recognize ordinary income equal to the lesser of (i) the fair market value of the shares at the date of exercise of the ISO minus the exercise price or (ii) the amount realized upon the disposition of the ISO shares minus the exercise price.

Otherwise, a participant’s disposition of shares acquired upon the exercise of an option generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant’s tax “basis” in such shares (generally, the tax “basis” is the exercise price plus any amount previously recognized as ordinary income in connection with the exercise of the option).

The Company generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with options. The Company generally is not entitled to a tax deduction relating to amounts that represent a capital gain to a participant. Accordingly, the Company will not be entitled to any tax deduction with respect to an ISO if the participant holds the shares for the applicable ISO holding periods prior to disposition of the shares.

With respect to other awards granted under the Amended Plan that result in a transfer to the participant of cash or shares or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the cash or the fair market value of shares or other property actually received. Except as discussed below, the Company generally will be entitled to a deduction for the same amount. With respect to awards involving shares or other property that is restricted as to transferability and subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the fair market value of the shares or other property received at the earliest time the shares or other property become transferable or not subject to a substantial risk of forfeiture. Except as discussed below, the Company generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant. A participant may elect to be taxed at the time of receipt of shares (e.g., restricted stock) or other property rather than upon lapse of restrictions on transferability or the substantial risk of forfeiture, but if the participant subsequently forfeits such shares or property he or she would not be entitled to any tax deduction, including a capital loss, for the value of the shares or property on which he or she previously paid tax.

As discussed above, compensation that qualifies as “performance-based” compensation is excluded from the $1 million deductibility cap of Code Section 162(m), and therefore remains fully deductible by the company that pays it. Under the Amended Plan, options granted with an exercise price or grant price at least equal to 100% of fair market value of the underlying shares at the date of grant will be, and awards which are conditioned upon achievement of performance goals may be, intended to qualify as such “performance-based” compensation. A number of requirements must be met, however, in order for particular compensation to so qualify. Accordingly, there can be no assurance that such compensation under the Amended Plan will be fully deductible under all circumstances. In addition, other awards under the Amended Plan generally will not so qualify, so that compensation paid to certain executives in connection with such awards may, to the extent it and other compensation subject to Section 162(m)’s deductibility cap exceed $1 million in a given year, be subject to the limitation of Section 162(m).

Code Section 409A subjects nonqualified deferred compensation to certain requirements and limitations. The awards under the Plan are generally not intended to be subject to Code Section 409A. To the extent an award under the Plan is subject to Section 409A, the award will be structured and interpreted in a manner that complies with Code Section 409A

The foregoing provides only a general description of the application of federal income tax laws to certain types of awards under the Amended Plan. This discussion is intended for the information of shareholders considering how to vote at the Annual Meeting and not as tax guidance to participants in the Amended Plan, as the consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement. Different tax rules may apply, including in the case of variations in transactions that are permitted under the Amended Plan (such as payment of the exercise price of an option by surrender of previously acquired shares). The summary does not address the effects of other federal taxes (including possible ’golden parachute’ excise taxes) or taxes imposed under state, local, or foreign tax laws.

APPENDIX 1

CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF MINERALS TECHNOLOGIES INC.

I. PURPOSE

The primary purposes of the Audit Committee (the “Committee”) are to:

1.

Assist the Board of Directors (the “Board”) in its oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications and independence of the Company’s independent auditor; and (iv) the performance of the Company’s internal audit function and independent auditor;

2.

Appoint, compensate, and oversee the work of any registered public accounting firm employed by the Company (including resolution of disagreements between management and the auditor concerning financial reporting) for the purpose of preparing or issuing an audit report or related work. Each such registered public accounting firm shall report directly to the Committee; and

3.	Prepare the report of the Committee that the rules of the Securities and Exchange Commission (the “Commission”) require be included in the Company’s annual proxy statement.

To fulfill these purposes, the Committee shall have the powers and responsibilities enumerated in Sections IV and V, below, and shall be provided by the Company with appropriate funding for (i) compensation of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company; (ii) compensation of any advisers employed by the Committee under items 23 and 34 of Article V, below; and (iii) ordinary administrative expenses of the Committee that are necessary and appropriate in carrying out its duties.

II. MEMBERSHIP

The Committee shall be composed of three or more directors as determined by the Board, each of whom shall be independent and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. For purposes of determining whether or not a director is independent, the Board shall, at a minimum, apply the standards set forth in Section 303A of the Listed Company Manual of the New York Stock Exchange (the “NYSE Manual”) and Section 301 of the Sarbanes-Oxley Act of 2002 (the “Act”). All members of the Committee shall have a working familiarity with basic finance and accounting practices and must be financially literate, as such qualification is interpreted by the Board, and at least one member of the Committee shall be an “audit committee financial expert” as defined by the Commission. Committee members may enhance their familiarity with finance and accounting by participating in educational programs. No member of the Committee may serve on the audit committees of more than three public companies, including the Committee unless the Board determines that such simultaneous service does not impair such member’s ability to serve effectively on the Committee.

The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board, and at such other times as vacancies may occur, and shall serve until the next annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III. MEETINGS

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communications, the Committee should meet at least annually with management, the director of the internal auditing department, and the independent auditor in separate executive sessions to discuss any matters that the Committee or any of these groups believe should be discussed privately. In addition, the Committee, or at least the Chair, should meet with the independent auditor and management quarterly to review the Company’s Form 10-Q and the matters required to be discussed by Statement of Auditing Standards (“SAS”) No. 61, prior to their filing or prior to the release of earnings reports.

IV. GENERAL POWERS

The general powers of the Committee shall be to:

1.	Oversee management’s maintenance of the reliability and integrity of the accounting policies and financial reporting and disclosure practices of the Company;

2.	Oversee management’s establishment and maintenance of processes to assure that an adequate system of internal control is functioning within the Company; and

3.	Oversee management’s establishment and maintenance of processes to assure compliance by the Company with all applicable laws, regulations, and Company policies.

V. SPECIFIC DUTIES AND RESPONSIBILITIES

The specific duties and responsibilities of the Committee shall be to:

1.

Hold such regular meetings as may be necessary and such special meetings as may be called by its Chair or at the request of the public accounting firm serving as the Company’s independent auditor or of the Company’s Chief Financial Officer or Controller;

2.	Create an agenda for the ensuing year;

3.

Prior to the initial engagement of any registered public accounting firm as the Company’s independent auditor request from the independent auditor a formal written statement delineating all relationships between the independent auditor, including any of its affiliates, and the Company, consistent with the provisions of the Act and the NYSE Manual; discuss with the independent auditor any such disclosed relationships and their impact on the independent auditor’s independence; and document the substance of such discussions with the independent auditor.

4.

At least annually, review the performance of the Company’s independent auditor and retain them, subject to stockholder ratification, if applicable; request from the independent auditor, a formal written statement delineating all relationships between the independent auditor, including any of its affiliates, and the Company, consistent with the provisions of the Act and the NYSE Manual; discuss with the independent auditor any such disclosed relationships and their impact on the independent auditor’s independence; document the substance of such discussions with the independent auditor; obtain written affirmation from the independent auditor confirming the auditor’s independence; if necessary, take any other appropriate action to satisfy itself of the independent auditor’s independence; and terminate the independent auditor when and if such action shall, in the opinion of the Committee, be appropriate;

5.	Review and evaluate the lead partners of the independent auditor team and ensure the rotation of audit partners as required by law;

6.

Confer with the independent auditor and the internal auditing department concerning the scope of their examinations of the books and records of the Company and its subsidiaries; review and approve the independent auditor’s annual engagement letter; review and approve the Company’s internal audit charter, annual audit plans and budgets; direct the attention of the auditor to specific matters or areas deemed by the Committee or the auditor to be of special significance; and authorize the auditor to perform such supplemental reviews or audits as the Committee may deem desirable;

7.

Review with management, the independent auditor, and the internal auditing department, jointly or separately as the Committee deems appropriate, significant risks and exposures, audit activities, and significant audit findings, and regularly review with the independent auditor any audit problems or difficulties and management’s response thereto;

8.

Review the range and cost of audit and non-audit services proposed to be performed by the independent auditor and approve in advance any such services. The authority to pre-approve such services may be delegated to one or more Committee members, who shall report any pre-approved decision to the full Committee at its next regularly scheduled meeting;

9.	Report the pre-approval of any permitted non-audit services to management for disclosure in the Company’s periodic reports;

10.

Make itself available during the course of the audit or at other times, either as a group or individually, to discuss any matters that might affect the financial statements, internal controls or other financial aspects of the operations of the Company or its subsidiaries;

11.

Review with the independent auditor any comments on accounting procedures and systems of control and all audit findings at all Company locations subsequent to the completion of the audit; and review with the independent auditor any questions, comments or suggestions they may have relating to the internal controls, accounting practices or procedures of the Company or its subsidiaries;

12.

Review with management and the independent auditor the Company’s annual audited financial statements (and the independent auditor’s opinion with respect to such financial statements), and its quarterly financial statements, including the nature and extent of any significant changes in accounting principles or the application thereof and the matters required to be discussed by SAS No. 61;

13.

Make or cause to be made, from time to time, such other examinations or reviews as the Committee may deem advisable with respect to the adequacy of the systems of internal control and accounting practices of the Company and its subsidiaries and with respect to current accounting trends and developments, take such action with respect thereto as it shall deem appropriate;

14.

Review the results of audits conducted by the independent auditor and the internal auditors regarding internal controls and other matters relating to the accounting procedures and the books and records of the Company and its subsidiaries, ensure that programs are in place to implement all accepted recommendations made by the independent auditor and the internal auditor, and review the correction of any controls deemed to be deficient;

15.	Provide an independent, direct line of communication between the Board, the independent auditor, and the internal auditing department;

16.	Review the adequacy of internal controls and procedures related to executive travel and entertainment;

17.

Review with appropriate Company personnel the actions taken to ensure compliance with the Company’s Summary of Policies on Business Conduct and the results of confirmations and violations of those policies;

18.

Review the programs and policies of the Company designed to ensure compliance with applicable laws and regulations, including, but not limited to, the Federal Corrupt Practices Act, and monitor the results of these compliance efforts;

19.	Review the Company’s procedures to monitor its compliance with applicable loan and indenture covenants and restrictions;

20.

Report to the entire Board following the Committee’s meetings and activities and inform the Board of any issues that have arisen with respect to the quality or integrity of the Company’s financial statements, with respect to its compliance with legal or regulatory requirements, or with respect to the performance of its independent or internal auditors;

21.	Maintain minutes or other records of its meetings and activities;

22.	Review the powers of the Committee annually and report and make recommendations to the Board on these responsibilities;

23.

Conduct or authorize investigations into any matters within its scope of responsibilities utilizing the assistance of independent counsel, accountants, or other professionals as it may, in its sole discretion, determine to be advisable;

24.

Consider such other matters in relation to the financial affairs of the Company and its accounts, and in relation to the internal and external audit of the Company as it may, in its sole discretion, determine to be advisable;

25.

Obtain and review, at least annually, a report by the independent auditor describing: (i) the independent auditor’s internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (iii) all relationships between the independent auditor and the Company that would be relevant to a determination of the auditor’s independence;

26.

Discuss the Company’s annual audited financial statements and quarterly financial statements, including the Company’s disclosures under “Management Discussion and Analysis of Financial Condition and Results of Operations,” with management and the independent auditor;

27.

Review disclosures made to the Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls and any fraud involving management or other employees who have a significant role in the Company’s internal controls;

28.	Discuss earnings press releases, including use of “proforma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies;

29.	Discuss policies with respect to financial risk assessment and risk management separately and with management;

30.	Meet separately, periodically, with the internal auditors and the independent auditor;

31.	The Chairman will meet separately from time to time with the CFO and the Chief Accounting Officer;

32.	Establish clear hiring policies for employees or former employees of the independent auditor;

33.

Establish procedures for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (ii) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

34.	As appropriate, obtain advice and assistance from outside legal, accounting, or other advisers;

35.	At least annually, review and reassess the adequacy of this Charter and recommend any proposed changes to the Board for approval, and

36.	Conduct an annual review of the Committee’s own performance.

APPENDIX 2

2001 STOCK AWARD AND INCENTIVE PLAN
OF MINERALS TECHNOLOGIES INC.
(amended and restated as of March 18, 2009)

1. Purpose. The purpose of this 2001 Stock Award and Incentive Plan (the “Plan”) is to aid Minerals Technologies Inc., a Delaware corporation (the “Company”), in attracting, retaining, motivating and rewarding employees, non-employee directors, and other persons who provide substantial services to the Company or its subsidiaries or affiliates, to provide for equitable and competitive compensation opportunities, to recognize individual contributions and reward achievement of Company goals, and promote the creation of long-term value for stockholders by closely aligning the interests of Participants with those of stockholders. The Plan authorizes stock-based and cash-based incentives for Participants.

2. Definitions. In addition to the terms defined in Section 1 above and elsewhere in the Plan, the following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a) “Annual Incentive Award” means a type of Performance Award granted to a Participant under Section 7(c) representing a conditional right to receive cash, Stock or other Awards or payments, as determined by the Committee, based on performance in a performance period of one fiscal year or a portion thereof.

(b) “Award” means any Option, Restricted Stock, Deferred Stock, Stock granted as a bonus or in lieu of another award, Dividend Equivalent, Other Stock-Based Award, Performance Award or Annual Incentive Award, together with any related right or interest, granted to a Participant under the Plan.

(c) “Beneficiary” means the legal representatives of the Participant’s estate entitled by will or the laws of descent and distribution to receive the benefits under a Participant’s Award upon a Participant’s death, provided that, if and to the extent authorized by the Committee, a Participant may be permitted to designate a Beneficiary, in which case the “Beneficiary” instead will be the person, persons, trust or trusts (if any are then surviving) which have been designated by the Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under the Participant’s Award upon such Participant’s death. Unless otherwise determined by the Committee, any designation of a Beneficiary other than a Participant’s spouse shall be subject to the written consent of such spouse.

(d) “Board” means the Company’s Board of Directors.

(e) “Change in Control” and related terms have the meanings specified in Section 9.

(f) “Code” means the Internal Revenue Code of 1986, as amended. References to any provision of the Code or regulation (including a proposed regulation) thereunder shall include any successor provisions and regulations.

(g) “Committee” means the Compensation Committee of the Board; provided, however, that, directors appointed or serving as members of the Committee shall not be employees of the Company or any subsidiary or affiliate. In appointing members of the Committee, the Board will consider whether a member is or will be a Qualified Member, but such members are not required to be Qualified Members at the time of appointment or during their term of service on the Committee. The full Board may perform any function of the Committee hereunder, in which case the term “Committee” shall refer to the Board.

(h) “Covered Employee” means an Eligible Person who is a Covered Employee as specified in Section 11(j).

(i) “Deferred Stock” means a right, granted to a Participant under Section 6(d), to receive Stock or Other Stock-Based Awards or a combination thereof at the end of a specified deferral period.

(j) “Dividend Equivalent” means a right, granted to a Participant under Section 6(f), to receive cash, Stock, other Awards or other property equal in value to all or a specified portion of the dividends paid with respect to a specified number of shares of Stock.

(k) “Effective Date” means the effective date specified in Section 11(p).

(l) “Eligible Person” has the meaning specified in Section 5.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended. References to any provision of the Exchange Act or rule (including a proposed rule) thereunder shall include any successor provisions and rules.

(n) “Fair Market Value” means the fair market value of Stock, Awards or other property as determined by the Committee or under procedures established by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of Stock shall be the average of the high and low sales prices per share of Stock reported on a consolidated basis for securities listed on the principal stock exchange or market on which Stock is traded on the day on which the Award of such Stock is made or, if there is no sale on that day, then on the next day on which a sale is reported.

(o) “Incentive Stock Option” or “ISO” means any Option designated as an incentive stock option within the meaning of Code Section 422 or any successor provision thereto and qualifying thereunder.

(p) “Option” means a right, granted to a Participant under Section 6(b), to purchase Stock or Other Stock-Based Awards at a specified price during specified time periods.

(q) “Other Stock-Based Awards” means Awards granted to a Participant under Section 6(g).

(r) “Participant” means a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an Eligible Person.

(s) “Performance Award” means a conditional right, granted to a Participant under Sections 6(h) and 7, to receive cash, Stock or other Awards or payments, as determined by the Committee, based upon performance criteria specified by the Committee.

(t) “Preexisting Plan” means the 2001 Stock and Incentive Plan of Minerals Technologies Inc. (as amended and restated as of December 20, 2005).

(u) “Qualified Member” means a member of the Committee who is a “Non-Employee Director” within the meaning of Rule 16b-3(b)(3) and an “outside director” within the meaning of Regulation 1.162-27 under Code Section 162(m).

(v) “Restricted Stock” means Stock granted to a Participant under Section 6(c) which is subject to certain restrictions and to a risk of forfeiture.

(w) “Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(x) “SAR” means a stock appreciation right granted to a Participant under Section 6(g) to receive cash equal to the appreciation in a specified number of shares of Stock over a specified period.

(y) “Stock” means the Company’s Common Stock, par value $0.10 per share, and any other equity securities of the Company that may be substituted or resubstituted for Stock pursuant to Section 11(c).

3. Administration.

(a) Authority of the Committee. The Plan shall be administered by the Committee, which shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to select Eligible Persons to become Participants; to grant Awards; to determine the type and number of Awards, the dates on which Awards may be exercised and on which the risk of forfeiture or the deferral period relating to Awards shall lapse or terminate; the acceleration of any such dates, the expiration date of any Award; whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Stock, other Awards, or other property; and other terms and conditions of, and all other matters relating to, Awards; to prescribe documents evidencing or setting terms of Awards (such Award documents need not be identical for each Participant), amendments thereto, and rules and regulations for the administration of the Plan and amendments thereto; to construe and interpret the Plan and Award documents and correct defects, supply omissions or reconcile inconsistencies therein; and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. Decisions of the Committee with respect to the administration and interpretation of the Plan shall be final, conclusive, and binding upon all persons interested in the Plan, including Participants, Beneficiaries, transferees under Section 11(b), and other persons claiming rights from or through a Participant, and stockholders. The foregoing notwithstanding, the Board shall perform the functions of the Committee for purposes of granting Awards under the Plan to non-employee directors (authority with respect to other aspects of non-employee director awards is not exclusive to the Board, however).

(b) Manner of Exercise of Committee Authority. At any time that a member of the Committee is not a Qualified Member, (i) any action of the Committee relating to an Award intended by the Committee to qualify as “performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder may be taken by a subcommittee, designated by the Committee or the Board, composed solely of two or more Qualified Members, and (ii) any action relating to an Award granted or to be granted to a Participant who is then subject to Section 16 of the Exchange Act in respect of the Company may be taken either by such a subcommittee or by the Committee but with each such member who is not a Qualified Member abstaining or recusing himself or herself from such action, provided that, upon such abstention or recusal, the Committee remains composed of two or more Qualified Members. Such action, authorized by such a subcommittee or by the Committee upon the abstention or recusal of such non-Qualified Member(s), shall be the action of the Committee for purposes of the Plan. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to those officers who from time to time comprise the Management Committee of the Company the authority, subject to such terms as the Committee shall determine, to perform such functions, including administrative functions, as the Committee may determine, to the extent that such delegation will not result in the loss of an exemption under Rule 16b-3(d) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company and will not cause Awards intended to qualify as “performance-based compensation” under Code Section 162(m) to fail to so qualify. In addition, no such delegation will authorize such officers to grant options on more than 20,000 shares in the aggregate in any calendar year, authorize the grant of options on more than 1,500 shares to any employee in any calendar year, or authorize the grant of options to any person who is an officer or director of the Company. Any options granted by such officers pursuant to any such delegation shall be promptly reported to the Committee.

(c) Limitation of Liability. The Committee and each member thereof, and any person acting pursuant to authority delegated by the Committee, shall be entitled, in good faith, to rely or act upon any report or other information furnished by any executive officer, other officer or employee of the Company or a subsidiary or affiliate, the Company’s independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee, any person acting pursuant to authority delegated by the Committee, and any officer or employee of the Company or a subsidiary or affiliate acting at the direction or on behalf of the Committee or a delegee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4. Stock Subject to Plan.

(a) Overall Number of Shares Available for Delivery. Subject to adjustment as provided in Section 11(c), the total number of shares of Stock reserved and available for delivery after March 18, 2009 in connection with Awards under the Plan shall be (i) 1,020,499 shares (representing

800,000 shares newly reserved and available and approximately 220,499 shares remaining reserved and available under the Plan as of March 18, 2009) plus (ii) the number of shares subject to awards under the Preexisting Plan which become available in accordance with Section 4(b) after March 18, 2009. Any shares of Stock delivered under the Plan shall consist of authorized and unissued shares or treasury shares.

(b) Share Counting Rules. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Award. Shares subject to an Award or an award under the Preexisting Plan that is canceled, expired, forfeited, settled in cash or otherwise terminated without a delivery of shares to the Participant will again be available for Awards, and shares withheld in payment of the exercise price or taxes relating to an Award or Preexisting Plan award and shares equal to the number surrendered in payment of any exercise price or taxes relating to an Award or Preexisting Plan award shall be deemed to constitute shares not delivered to the Participant and shall be deemed to again be available for Awards under the Plan. In addition, in the case of any Award granted in substitution for an award of a company or business acquired by the Company or a subsidiary or affiliate, shares issued or issuable in connection with such substitute Award shall not be counted against the number of shares reserved under the Plan, but shall be available under the Plan by virtue of the Company’s assumption of the plan or arrangement of the acquired company or business. This Section 4(b) shall apply to the number of shares reserved and available for ISOs only to the extent consistent with applicable regulations relating to ISOs under the Code.

5. Eligibility; Per-Person Award Limitations. Awards may be granted under the Plan only to Eligible Persons. For purposes of the Plan, an “Eligible Person” means an employee of the Company or any subsidiary or affiliate, including any executive officer, a non-employee director of the Company, a consultant or other person who provides substantial services to the Company or a subsidiary or affiliate, and any person who has been offered employment by the Company or a subsidiary or affiliate, provided that such prospective employee may not receive any payment or exercise any right relating to an Award until such person has commenced employment with the Company or a subsidiary or affiliate. An employee on leave of absence may be considered as still in the employ of the Company or a subsidiary or affiliate for purposes of eligibility for participation in the Plan. For purposes of the Plan, a joint venture in which the Company or a subsidiary has a substantial direct or indirect equity investment shall be deemed an affiliate, if so determined by the Committee. In each calendar year during any part of which the Plan is in effect, an Eligible Person may be granted Awards intended to qualify as “performance-based compensation” under Code Section 162(m) under each of Section 6(b), 6(c), 6(d), 6(e), 6(f), or 6(g) relating to up to his or her Annual Limit (such Annual Limit to apply separately to the type of Award authorized under each specified subsection, except that the limitation applies to Dividend Equivalents under Section 6(f) only if such Dividend Equivalents are granted separately from and not as a feature of another Award). A Participant’s Annual Limit, in any year during any part of which the Participant is then eligible under the Plan, shall equal 500,000 shares plus the amount of the Participant’s unused Annual Limit relating to the same type of Award as of the close of the previous year, subject to adjustment as provided in Section 11(c). In the case of an Award which is not valued in a way in which the limitation set forth in the preceding sentence would operate as an effective limitation satisfying Treasury Regulation 1.162- 27(e)(4) (including a Performance Award under Section 7 not related to an Award specified in Section 6), an Eligible Person may not be granted Awards authorizing the earning during any calendar year of an amount that exceeds the Participant’s Annual Limit, which for this purpose shall equal $3 million plus the amount of the Participant’s unused cash Annual Limit as of the close of the previous year (this limitation is separate and not affected by the number of Awards granted during such calendar year subject to the limitation in the preceding sentence). For this purpose, (i) “earning” means satisfying performance conditions so that an amount becomes payable, without regard to whether it is to be paid currently or on a deferred basis or continues to be subject to any service requirement or other non-performance condition, and (ii) a Participant’s Annual Limit is used to the extent an amount or number of shares may be potentially earned or paid under an Award, regardless of whether such amount or shares are in fact earned or paid.

6. Specific Terms of Awards.

(a) General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 11(e)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment or service by the Participant and terms permitting a Participant to make elections relating to his or her Award. The Committee shall retain full power and discretion with respect to any term or condition of an Award that is not mandatory under the Plan. The Committee shall require the payment of lawful consideration for an Award to the extent necessary to satisfy the requirements of the Delaware General Corporation Law, and may otherwise require payment of consideration for an Award except as limited by the Plan.

(b) Options. The Committee is authorized to grant Options to Participants on the following terms and conditions:

(i) Exercise Price. The exercise price per share of Stock purchasable under an Option (including both ISOs and non-qualified Options) shall be determined by the Committee, provided that such exercise price shall be not less than the Fair Market Value of a share of Stock on the date of grant of such Option, subject to Sections 6(e) and 8(a).

(ii) Option Term; Time and Method of Exercise. The Committee shall determine the term of each Option, provided that in no event shall the term of any ISO exceed a period of ten years from the date of grant. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the methods by which such exercise price may be paid or deemed to be paid and the form of such payment (subject to Section 11(k)), including, without limitation, cash, Stock, other Awards or awards granted under other plans of the Company or any subsidiary or affiliate, or other property (including notes and other contractual obligations of Participants to make payment on a deferred basis, such as through “cashless exercise” arrangements, to the extent permitted by applicable law), and the methods by or forms in which Stock will be delivered or deemed to be delivered in satisfaction of Options to Participants (including deferred delivery of shares representing the Option “profit,” at the election of the Participant or as mandated by the Committee, with such deferred shares subject to any vesting, forfeiture or other terms as the Committee may specify).

(iii) ISOs. The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Code Section 422, including but not limited to the requirement that no ISO shall be granted more than ten years after the Effective Date.

(iv) Non-Employee Director Option Grants. At any time that the Compensation Committee grants across-the-board options to employees, Non-Employee Directors shall also be granted options, using the same ratio of number of options granted to amount of compensation as is used in determining options granted to employees in the across-the-board option grant. For this purpose, the Non-Employee Director’s compensation in the prior year shall be used, with any units included in such compensation valued as of the date of their award.

(c) Restricted Stock. The Committee is authorized to grant Restricted Stock to Participants on the following terms and conditions:

(i) Grant and Restrictions. In addition to any restrictions imposed by law, Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise and under such other circumstances as the Committee may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Plan and any Award document relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a stockholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee).

(ii) Forfeiture. Except as otherwise determined by the Committee, upon termination of employment or service during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company; provided that the Committee may provide, by rule or regulation or in any Award document, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will lapse in whole or in part, including in the event of terminations resulting from specified causes.

(iii) Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(iv) Dividends and Splits. As a condition to the grant of an Award of Restricted Stock, the Committee may require that any dividends paid on a share of Restricted Stock shall be either (A) paid with respect to such Restricted Stock at the dividend payment date in cash, in kind, or in a number of shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) automatically reinvested in additional Restricted Stock or held in kind, which shall be subject to the same terms as applied to the original Restricted Stock to which it relates, or (C) deferred as to payment, either as a cash deferral or with the amount or value thereof automatically deemed reinvested in shares of Deferred Stock, other Awards or other investment vehicles, subject to such terms as the Committee shall determine or permit a Participant to elect. Unless otherwise determined by the Committee, Stock distributed in connection with a Stock split or Stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

(d) Deferred Stock. The Committee is authorized to grant Deferred Stock to Participants, which are rights to receive Stock, other Awards, or a combination thereof at the end of a specified deferral period, subject to the following terms and conditions:

(i) Award and Restrictions. Issuance of Stock will occur upon expiration of the deferral period specified for an Award of Deferred Stock by the Committee (or, if permitted by the Committee, as elected by the Participant). In addition, Deferred Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, and under such other circumstances as the Committee may determine at the date of grant or thereafter. Deferred Stock rights may be satisfied by delivery of Stock, other Awards, or a combination thereof (subject to Section 11(k)), as determined by the Committee at the date of grant or thereafter.

(ii) Forfeiture. Except as otherwise determined by the Committee, upon termination of employment or service during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award document evidencing the Deferred Stock), all Deferred Stock that is at that time subject to such forfeiture conditions shall be forfeited; provided that the Committee may provide, by rule or regulation or in any Award document, or may determine in any individual case, that restrictions or forfeiture conditions relating to Deferred Stock will lapse in whole or in part, including in the event of terminations resulting from specified causes.

(iii) Dividend Equivalents. Unless otherwise determined by the Committee, Dividend Equivalents on the specified number of shares of Stock covered by an Award of Deferred Stock shall be either (A) paid with respect to such Deferred Stock at the dividend payment date in cash or in shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) deferred with respect to such Deferred Stock, either as a cash deferral or with the amount or value thereof automatically deemed reinvested in additional Deferred Stock, other Awards or other investment vehicles having a Fair Market Value equal to the amount of such dividends, as the Committee shall determine or permit a Participant to elect.

(e) Bonus Stock and Awards in Lieu of Obligations. The Committee is authorized to grant Stock as a bonus, or to grant Stock or other Awards in lieu of obligations of the Company or a subsidiary or affiliate to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee.

(f) Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to a Participant, entitling the Participant to receive cash, Stock, other Awards, or other property equivalent to all or a portion of the dividends paid with respect to a specified number of shares of Stock. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Stock, Awards, or other investment vehicles, and subject to restrictions on transferability, risks of forfeiture and such other terms as the Committee may specify.

(g) Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock or factors that may influence the value of Stock, including, without limitation, SARs, convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee, and Awards valued by reference to the book value of Stock or the value of securities of or the performance of specified subsidiaries or affiliates or other business units. The Committee shall determine the terms and conditions of such Awards. Stock delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(g) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Stock, other Awards, notes, or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, may also be granted pursuant to this Section 6(g).

(h) Performance Awards. Performance Awards, denominated in cash or in Stock or other Awards, may be granted by the Committee in accordance with Section 7.

7. Performance Awards, Including Annual Incentive Awards.

(a) Performance Awards Generally. The Committee is authorized to grant Performance Awards on the terms and conditions specified in this Section 7. Performance Awards may be denominated as a cash amount, a number of shares of Stock, or a specified number of other Awards (or a combination of the foregoing) which may be earned upon achievement or satisfaction of performance conditions specified by the Committee. In addition, the Committee may specify that any other Award shall constitute a Performance Award by conditioning the right of a Participant to exercise the Award or have it settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions, except as limited under Sections 7(b) and 7(c) in the case of a Performance Award intended to qualify as “performance-based compensation” under Code Section 162(m).

(b) Performance Awards Granted to Covered Employees. If the Committee determines that a Performance Award to be granted to an Eligible Person who is designated by the Committee as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Performance Award shall be contingent upon achievement of a preestablished performance goal and other terms set forth in this Section 7(b). Such Performance Awards shall be subject to the per-person maximum limitation set forth in Section 5.

(i) Performance Goal Generally. The performance goal for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 7(b). The performance goal shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder (including Regulation 1.162-27 and successor regulations thereto), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

(ii) Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries or affiliates or other business units of the Company shall be used by the Committee in establishing performance goals for such Performance Awards: (1) net sales; (2) earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items; (3) net income or net income per common share (basic or diluted); (4) return on assets, return on invested capital, return on total capital, or return on equity; (5) cash flow, free cash flow, cash flow return on investment, or net cash provided by operations; (6) interest expense after taxes; (7) economic value created; (8) operating margin, or profit margin; (9) stock price or total stockholder return; and (10) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

(iii) Performance Period; Timing for Establishing Performance Goals. Achievement of performance goals in respect of such Performance Awards shall be measured over a performance period of up to one year or more than one year, as specified by the Committee. A performance goal shall be established not later than the earlier of (A) 90 days after the beginning of any performance period applicable to such Performance Award or (B) the time 25% of such performance period has elapsed.

(iv) Performance Award Pool. The Committee may establish a Performance Award pool, which shall be an unfunded pool, for purposes of measuring performance of the Company in connection with Performance Awards. The amount of such Performance Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 7(b)(ii) during the given performance period, as specified by the Committee in accordance with Section 7(b)(iv). The Committee may specify the amount of the Performance Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria.

(v) Settlement of Performance Awards; Other Terms. Settlement of such Performance Awards shall be in cash, Stock, other Awards or other property, in the discretion of the Committee. The Committee may, in its discretion, increase or reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of a Performance Award subject to this Section 7(b). Any settlement which changes the form of payment from that originally specified shall be implemented in a manner such that the Performance Award and other related Awards do not, solely for that reason, fail to qualify as “performance-based compensation” for purposes of Code Section 162(m). The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of employment by the Participant or other event (including a Change in Control) prior to the end of a performance period or settlement of such Performance Awards.

(c) Annual Incentive Awards Granted to Designated Covered Employees. The Committee may grant an Annual Incentive Award to an Eligible Person who is designated by the Committee as likely to be a Covered Employee. Such Annual Incentive Award will be intended to qualify as “performance-based compensation” for purposes of Code Section 162(m), and therefore its grant, exercise and/or settlement shall be contingent upon achievement of pre-established performance goals and other terms set forth in this Section 7(c).

(i) Grant of Annual Incentive Awards. Not later than the earlier of 90 days after the beginning of any performance period applicable to such Annual Incentive Award or the time 25% of such performance period has elapsed, the Committee shall determine the Covered Employees who will potentially receive Annual Incentive Awards, and the amount(s) potentially payable thereunder, for that performance period. The amount(s) potentially payable shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 7(b)(ii) in the given performance period, as specified by the Committee. The Committee may designate an annual incentive award pool as the means by which Annual Incentive Awards will be measured, which pool shall conform to the provisions of Section 7(b)(iv). In such case, the portion of the Annual Incentive Award pool potentially payable to each Covered Employee shall be preestablished by the Committee. In all cases, the maximum Annual Incentive Award of any Participant shall be subject to the limitation set forth in Section 5.

(ii) Payout of Annual Incentive Awards. After the end of each performance period, the Committee shall determine the amount, if any, of the Annual Incentive Award for that performance period payable to each Participant. The Committee may, in its discretion, determine that the amount payable to any Participant as a final Annual Incentive Award shall be reduced from the amount of his or her potential Annual Incentive Award, including a determination to make no final Award whatsoever, but may not exercise discretion to increase any such amount. The Committee shall specify the circumstances in which an Annual Incentive Award shall be paid or forfeited in the event of termination of employment by the Participant or other event (including a Change in Control) prior to the end of a performance period or settlement of such Annual Incentive Award.

(d) Written Determinations. Determinations by the Committee as to the establishment of performance goals, the amount potentially payable in respect of Performance Awards and Annual Incentive Awards, the level of actual achievement of the specified performance goals relating to Performance Awards and Annual Incentive Awards, and the amount of any final Performance Award and Annual Incentive Award shall be recorded in writing in the case of Performance Awards intended to qualify under Section 162(m). Specifically, the Committee shall certify in writing, in a manner conforming to applicable regulations under Section 162(m), prior to settlement of each such Award granted to a Covered Employee, that the performance objective relating to the Performance Award and other material terms of the Award upon which settlement of the Award was conditioned have been satisfied.

(e) Payment and Settlement. A Participant’s Performance Award shall be paid or settled not later than the end of the calendar year in which the Committee certifies or determines that any applicable conditions or goals have been achieved or satisfied and authorizes the payment or settlement of such Performance Award; provided, however, that if the Committee reasonably anticipates that the Company’s or its subsidiary’s or affiliate’s tax deduction with respect to any such payment or settlement otherwise would be limited or eliminated by application of Section 162(m) of the Code, such payment or settlement may, in a manner that complies with Section 409A of the Code, be delayed and paid or settled at the earliest date at which the Committee reasonably anticipates that the tax deduction with respect to such payment or settlement will not be limited or eliminated by application of Section 162(m) of the Code, or, if earlier, the calendar year in which such Participant separates from service with the Company and its subsidiaries and affiliates.

8. Certain Provisions Applicable to Awards.

(a) Stand-Alone, Additional, Tandem, and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any subsidiary or affiliate, or any business entity to be acquired by the Company or a subsidiary or affiliate, or any other right of a Participant to receive payment from the Company or any subsidiary or affiliate. Awards granted in addition to or in tandem with other Awards or awards may be granted either as of the same time as or a different time from the grant of such other Awards or awards. Subject to Section 11(k), the Committee may determine that, in granting a new Award, the in-the-money value of any surrendered Award or award may be applied to reduce the exercise price of any Option, or purchase price of any other Award.

(b) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee, subject to the express limitations set forth in Section 6(b)(ii).

(c) Form and Timing of Payment under Awards; Deferrals. Subject to the terms of the Plan (including Section 11(k)) and any applicable Award document, payments to be made by the Company or a subsidiary or affiliate upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The settlement of any Award may be accelerated, and cash paid in lieu of Stock in connection with such settlement, in the discretion of the Committee or upon occurrence of one or more specified events (subject to Section 11(k)). Installment or deferred payments may be required by the Committee (subject to Section 11(e)) or permitted at the election of the Participant on terms and conditions established by the Committee. Payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Stock.

(d) Exemptions from Section 16(b) Liability. With respect to a Participant who is then subject to the reporting requirements of Section 16(a) of the Exchange Act in respect of the Company, the Committee shall use reasonable efforts to implement transactions under the Plan and administer the Plan in a manner that will ensure that each transaction with respect to such a Participant is exempt from liability under Rule 16b-3 or otherwise not subject to liability under Section 16(b)), except that this provision shall not limit sales by such a Participant, and such a Participant may engage in other non-exempt transactions under the Plan. The Committee may authorize the Company to repurchase any Award or shares of Stock deliverable or delivered in connection with any Award (subject to Section 11(k)) in order to avoid a Participant who is subject to Section 16 of the Exchange Act incurring liability under Section 16(b). Unless otherwise specified by the Participant, equity securities or derivative securities acquired under the Plan which are disposed of by a Participant shall be deemed to be disposed of in the order acquired by the Participant.

(e) Loan Provisions. With the consent of the Committee, and subject at all times to, and only to the extent, if any, permitted under and in accordance with, laws and regulations and other binding obligations or provisions applicable to the Company, the Company may make, guarantee, or arrange for a loan or loans to a Participant with respect to the exercise of any Option or other payment in connection with any Award, including the payment by a Participant of any or all federal, state, or local income or other taxes due in connection with any Award. Subject to such limitations, the Committee shall have full authority to decide whether to make a loan or loans hereunder and to determine the amount, terms, and provisions of any such loan or loans, including the interest rate, if any, to be charged in respect of any such loan or loans, whether the loan or loans are to be with or without recourse against the borrower, the terms on which the loan is to be repaid and conditions, if any, under which the loan or loans may be forgiven.

(f) Limitation on Vesting of Certain Awards. Restricted Stock will vest over a minimum period of one year except in the event of a Participant’s death, disability, or retirement, or in the event of a Change in Control or other special circumstances.

9. Change in Control.

(a) Effect of “Change in Control” on Non-Performance Based Awards. In the event of a “Change in Control,” the following provisions shall apply to non-performance based Awards, including Awards as to which performance conditions previously have been satisfied or are deemed satisfied under Section 9(b), unless otherwise provided by the Committee in the Award document:

(i) All deferral of settlement, forfeiture conditions and other restrictions applicable to Awards granted under the Plan shall lapse and such Awards shall be fully payable as of the time of the Change in Control without regard to deferral and vesting conditions, except to the extent of any waiver by the Participant or other express election to defer beyond a Change in Control and subject to applicable restrictions set forth in Section 11(a);

(ii) Any Award carrying a right to exercise that was not previously exercisable and vested shall become fully exercisable and vested as of the time of the Change in Control and shall remain exercisable and vested for the balance of the stated term of such Award without regard to any termination of employment or service by the Participant other than a termination for “cause” (as defined in any employment or severance agreement between the Company or a subsidiary or affiliate and the Participant then in effect or, if none, as defined by the Committee and in effect at the time of the Change in Control), subject only to applicable restrictions set forth in Section 11(a); and

(iii) The Committee may, in its discretion, determine to extend to any Participant who holds an Option the right to elect, during the 60-day period immediately following the Change in Control, in lieu of acquiring the shares of Stock covered by such Option, to receive in cash the excess of the Change in Control Price over the exercise price of such Option, multiplied by the number of shares of Stock covered by such Option, and to extend to any Participant who holds other types of Awards denominated in shares the right to elect, during the 60-day period immediately following the Change in Control, in lieu of receiving the shares of Stock covered by such Award, to receive in cash the Change in Control Price multiplied by the number of shares of Stock covered by such Award.

(b) Effect of “Change in Control” on Performance-Based Awards. In the event of a “Change in Control,” with respect to an outstanding Award subject to achievement of performance goals and conditions, such performance goals and conditions shall be deemed to be met or exceeded if and to the extent so provided by the Committee in the Award document governing such Award or other agreement with the Participant.

(c) Definition of “Change in Control.” A “Change in Control” shall be deemed to have occurred if, after the Effective Date, there shall have occurred any of the following:

(i) Any “person,” as such term is used in Section 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), acquires voting securities of the Company and immediately thereafter is a “15% Beneficial Owner.” For purposes of this provision, a “15% Beneficial Owner” shall mean a person who is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 15% or more of the combined voting power of the Company’s then-outstanding voting securities; provided that the term “15% Beneficial Owner” shall not include any person who, at all times following such an acquisition of securities, remains eligible to file a Schedule 13G pursuant to Rule 13d-1(b) under the Exchange Act, or remains exempt from filing a Schedule 13D under Section 13(d)(6)(b) of the Exchange Act, with respect to all classes of Company voting securities;

(ii) During any period of two consecutive years commencing on or after the Effective Date, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person (as defined above) who has entered into an agreement with the Company to effect a transaction described in subsections (i), (iii) or (iv) of this definition) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (the “Continuing Directors”) cease for any reason to constitute at least a majority thereof;

(iii) The Company has consummated a merger, consolidation, recapitalization, or reorganization of the Company, or a reverse stock split of any class of voting securities of the Company, other than any such transaction which would result in at least 60% of the combined voting power of the voting securities of the Company or the surviving entity outstanding immediately after such transaction being beneficially owned by persons who together beneficially owned at least 80% of the combined voting power of the voting securities of the Company outstanding immediately prior to such transaction, with the relative voting power of each such continuing holder compared to the voting power of each other continuing holder not substantially altered as a result of the transaction; provided that, for purposes of this paragraph (iii), such continuity of ownership (and preservation of relative voting power) shall be deemed to be satisfied if the failure to meet such 60% threshold (or to substantially preserve such relative voting power) is due solely to the acquisition of voting securities by an employee benefit plan of the Company, such surviving entity or a subsidiary thereof; and provided further, that, if the corporate transaction referred to in this Section 9(c)(iii) is subject, at the time of such consummation, to the consent of any government or governmental agency or approval of the shareholders of another entity or other material contingency, no Change in Control shall occur until such time as such consent and approval has been obtained and any other material contingency has been satisfied;

(iv) The shareholders of the Company have approved a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect); provided that, if consummation of the transaction referred to in this Section 9(c)(iv) is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency or approval of the shareholders of another entity or other material contingency, no Change in Control shall occur until such time as such consent and approval has been obtained and any other material contingency has been satisfied; and

(v) A Change in Control for purposes of this Plan; provided that a Change in Control shall not be deemed to have occurred if, prior to the later of occurrence of the specified event that would otherwise constitute a Change in Control under paragraphs (i) through (iv) hereof or the expiration of seven days after the Company has obtained actual notice that such an event has occurred, the Continuing Directors of the Company then in office, by a majority vote thereof, determine that the occurrence of such specified event shall not be deemed to be a Change in Control hereunder or shall not be deemed to be a Change in Control with respect to a particular Participant.

(d) Definition of “Change in Control Price.” The “Change in Control Price” means an amount in cash equal to the higher of (i) the amount of cash and fair market value of property that is the highest price per share paid (including extraordinary dividends) in any transaction triggering the Change in Control or any liquidation of shares following a sale of substantially all assets of the Company, or (ii) the highest Fair Market Value per share at any time during the 60-day period preceding and 60-day period following the Change in Control.

10. Additional Award Forfeiture Provisions.

(a) Forfeiture of Options and Other Awards and Gains Realized Upon Prior Option Exercises or Award Settlements. Unless otherwise determined by the Committee, each Award granted hereunder shall be subject to the following additional forfeiture conditions, to which the Participant, by accepting an Award hereunder, agrees. If any of the events specified in Section 10(b)(i), (ii), or (iii) occurs (a “Forfeiture Event”), all of the following forfeitures will result:

(i) The unexercised portion of the Option, whether or not vested, and any other Award not then settled (except for an Award that has not been settled solely due to an elective deferral by the Participant and otherwise is not forfeitable in the event of any termination of service of the

Participant) will be immediately forfeited and canceled upon the occurrence of the Forfeiture Event; and

(ii) The Participant will be obligated to repay to the Company, in cash, within five business days after demand is made therefor by the Company, the total amount of Award Gain (as defined herein) realized by the Participant upon each exercise of an Option or settlement of an Award (regardless of any elective deferral) that occurred on or after (A) the date that is six months prior to the occurrence of the Forfeiture Event, if the Forfeiture Event occurred while the Participant was employed by the Company or a subsidiary or affiliate, or (B) the date that is six months prior to the date the Participant’s employment by the Company or a subsidiary or affiliate terminated, if the Forfeiture Event occurred after the Participant ceased to be so employed. For purposes of this Section, the term “Award Gain” shall mean (i), in respect of a given Option exercise, the product of (X) the Fair Market Value per share of Stock at the date of such exercise (without regard to any subsequent change in the market price of shares) minus the exercise price times (Y) the number of shares as to which the Option was exercised at that date, and (ii), in respect of any other settlement of an Award granted to the Participant, the Fair Market Value of the cash or Stock paid or payable to Participant (regardless of any elective deferral) less any cash or the Fair Market Value of any Stock or property (other than an Award or award which would have itself then been forfeitable hereunder and excluding any payment of tax withholding) paid by the Participant to the Company as a condition of or in connection such settlement.

(b) Events Triggering Forfeiture. The forfeitures specified in Section 10(a) will be triggered upon the occurrence of any one of the following Forfeiture Events at any time during the Participant’s employment by the Company or a subsidiary or affiliate or during the one-year period following termination of such employment:

(i) The Participant, acting alone or with others, directly or indirectly, prior to a Change in Control, (A) engages, either as employee, employer, consultant, advisor, or director, or as an owner, investor, partner, or stockholder unless the Participant’s interest is insubstantial, in any business in an area or region in which the Company conducts business at the date the event occurs, which is directly in competition with a business then conducted by the Company or a subsidiary or affiliate; (B) induces any customer or supplier of the Company or a subsidiary or affiliate, or other company with which the Company or a subsidiary or affiliate has a business relationship, to curtail, cancel, not renew, or not continue his or her or its business with the Company or any subsidiary or affiliate; or (C) induces, or attempts to influence, any employee of or service provider to the Company or a subsidiary or affiliate to terminate such employment or service. The Committee shall, in its discretion, determine which lines of business the Company conducts on any particular date and which third parties may reasonably be deemed to be in competition with the Company. For purposes of this Section 10(b)(i), a Participant’s interest as a stockholder is insubstantial if it represents beneficial ownership of less than five percent of the outstanding class of stock, and a Participant’s interest as an owner, investor, or partner is insubstantial if it represents ownership, as determined by the Committee in its discretion, of less than five percent of the outstanding equity of the entity;

(ii) The Participant discloses, uses, sells, or otherwise transfers, except in the course of employment with or other service to the Company or any subsidiary or affiliate, any confidential or proprietary information of the Company or any subsidiary or affiliate, including but not limited to information regarding the Company’s current and potential customers, organization, employees, finances, and methods of operations and investments, so long as such information has not otherwise been disclosed to the public or is not otherwise in the public domain, except as required by law or pursuant to legal process, or the Participant makes statements or representations, or otherwise communicates, directly or indirectly, in writing, orally, or otherwise, or takes any other action which may, directly or indirectly, disparage or be damaging to the Company or any of its subsidiaries or affiliates or their respective officers, directors, employees, advisors, businesses or reputations, except as required by law or pursuant to legal process; or

(iii) The Participant fails to cooperate with the Company or any subsidiary or affiliate by making himself or herself available to testify on behalf of the Company or such subsidiary or affiliate in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, or otherwise fails to assist the Company or any subsidiary or affiliate in any such action, suit, or proceeding by providing information and meeting and consulting with members of management of, other representatives of, or counsel to, the Company or such subsidiary or affiliate, as reasonably requested.

(c) Agreement Does Not Prohibit Competition or Other Participant Activities. Although the conditions set forth in this Section 10 shall be deemed to be incorporated into an Award, a Participant is not thereby prohibited from engaging in any activity, including but not limited to competition with the Company and its subsidiaries and affiliates. Rather, the non-occurrence of the Forfeiture Events set forth in Section 10(b) is a condition to the Participant’s right to realize and retain value from his or her compensatory Options and Awards, and the consequence under the Plan if the Participant engages in an activity giving rise to any such Forfeiture Event are the forfeitures specified herein. The Company and the Participant shall not be precluded by this provision or otherwise from entering into other agreements concerning the subject matter of Section 10(a) and 10(b).

(d) Committee Discretion. The Committee may, in its discretion, waive in whole or in part the Company’s right to forfeiture under this Section, but no such waiver shall be effective unless evidenced by a writing signed by a duly authorized officer of the Company. In addition, the Committee may impose additional conditions on Awards, by inclusion of appropriate provisions in the document evidencing or governing any such Award.

11. General Provisions.

(a) Compliance with Legal and Other Requirements. The Company may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of Stock or payment of other benefits under any Award until completion of such registration or qualification of such Stock or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Stock or other securities of the Company are listed or quoted, or compliance with any other obligation of the Company, as the Committee may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Stock or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations. The foregoing notwithstanding, in connection with a Change in Control, the Company shall take or cause to be taken no action, and shall undertake or permit to arise no legal or contractual obligation, that results or would result in any postponement of the issuance or delivery of Stock or payment of benefits under any Award or the imposition of any other conditions on such issuance, delivery or payment, to the extent that such postponement or other condition would represent a greater burden on a Participant than existed on the 90th day preceding the Change in Control.

(b) Limits on Transferability; Beneficiaries. No Award or other right or interest of a Participant under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party (other than the Company or a subsidiary or affiliate thereof), or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution or to a Beneficiary upon the death of a Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative, except that Awards and other rights (other than ISOs) may be transferred to one or more transferees during the lifetime of the Participant, and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers are permitted by the Committee, subject to any terms and conditions which the Committee may impose thereon (including limitations the Committee may deem appropriate in order that offers and sales under the Plan will meet applicable requirements of registration forms under the Securities Act of 1933 specified by the Securities and Exchange Commission). A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award document applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

(c) Adjustments. In the event that any large, special and non-recurring dividend or other distribution (whether in the form of cash or property other than Stock), recapitalization, forward or reverse split, Stock dividend, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Stock such that an adjustment is determined by the Committee to be appropriate under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of shares of Stock which may be delivered in connection with Awards granted thereafter, (ii) the number and kind of shares of Stock by which annual per-person Award limitations are measured under Section 5, (iii) the number and kind of shares of Stock subject to or deliverable in respect of outstanding Awards and (iv) the exercise price, grant price or purchase price relating to any Award or, if deemed appropriate, the Committee may make provision for a payment of cash or property to the holder of an outstanding Option (subject to Section 11(k)). In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Performance Awards and performance goals and any hypothetical funding pool relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence, as well as acquisitions and dispositions of businesses and assets) affecting the Company, any subsidiary or affiliate or other business unit, or the financial statements of the Company or any subsidiary or affiliate, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any subsidiary or affiliate or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided that no such adjustment shall be authorized or made if and to the extent that the existence of such authority (i) would cause Options, or Performance Awards granted under Section 8 to Participants designated by the Committee as Covered Employees and intended to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder to otherwise fail to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder, or (ii) would cause the Committee to be deemed to have authority to change the targets, within the meaning of Treasury Regulation 1.162-27(e)(4)(vi), under the performance goals relating to Options granted to Covered Employees and intended to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder.

(d) Tax Provisions.

(i) Withholding. The Company and any subsidiary or affiliate is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s withholding obligations, either on a mandatory or elective basis in the discretion of the Committee. Other provisions of the Plan notwithstanding, only the minimum amount of Stock deliverable in connection with an Award necessary to satisfy statutory withholding requirements will be withheld.

(ii) Required Consent to and Notification of Code Section 83(b) Election. No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Code Section 83(b)) or under a similar provision of the laws of a jurisdiction outside the United States may be made unless expressly permitted by the terms of the Award document or by action of the Committee in writing prior to the making of such election. In any case in which a Participant is permitted to make such an election in connection with an Award, the Participant shall notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Code Section 83(b) or other applicable provision.

(iii) Requirement of Notification. Upon Disqualifying Disposition Under Code Section 421(b). If any Participant shall make any disposition of shares of Stock delivered pursuant to the exercise of an Incentive Stock Option under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition within ten days thereof.

(iv) Compliance with Section 409A. Any Award under this Plan is intended to either be exempt from Code Section 409A or comply with the requirements of Section 409A. If an Award is subject to Section 409A, it shall be interpreted and operated in a manner that complies with Section 409A, notwithstanding any provision of the Plan or such Award to the contrary. Any deferral election under Section 6(d)(iii), Section 9(a)(i), or any other provision of the Plan shall be made in a manner that complies with Section 409A. With respect to an Option or similar Other Stock-Based Award, the “Change in Control Price” under Section 9(d) shall not exceed the maximum amount permitted under Section 409A with respect to an option or stock appreciation right exempt from Section 409A.

(e) Changes to the Plan. The Board may amend, suspend or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of stockholders or Participants; provided, however, that any amendment to the Plan shall be submitted to the Company’s stockholders for approval not later than the earliest annual meeting for which the record date is after the date of such Board action if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted or if such amendment would materially increase the number of shares reserved for issuance and delivery under the Plan or materially increase the benefits to Participants under the Plan, and the Board may otherwise, in its discretion, determine to submit other amendments to the Plan to stockholders for approval; and provided further, that, without the consent of an affected Participant, no such Board action may materially and adversely affect the rights of such Participant under any outstanding Award. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding awards may not be amended to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARs in exchange for cash, other awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without stockholder approval.

(f) Right of Setoff. The Company or any subsidiary or affiliate may, to the extent permitted by applicable law, deduct from and set off against any amounts the Company or a subsidiary or affiliate may owe to the Participant from time to time, including amounts payable in connection with any Award, owed as wages, fringe benefits, or other compensation owed to the Participant, such amounts as may be owed by the Participant to the Company, including but not limited to amounts owed under Section 10(a), although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff. By accepting any Award granted hereunder, the Participant agrees to any deduction or setoff under this Section 11(f).

(g) Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or obligation to deliver Stock pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided that the Committee may authorize the creation of trusts and deposit therein cash, Stock, other Awards or other property, or make other arrangements to meet the Company’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

(h) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements, apart from the Plan, as it may deem desirable, including incentive arrangements and awards which do not qualify under Code Section 162(m), and such other arrangements may be either applicable generally or only in specific cases.

(i) Payments in the Event of Forfeitures; Fractional Shares. Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash consideration, the Participant shall be repaid the amount of such cash consideration. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(j) Compliance with Code Section 162(m). It is the intent of the Company that Options granted to Covered Employees and other Awards designated as Awards to Covered Employees subject to Section 7 shall constitute qualified “performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder, unless otherwise determined by the Committee at the time of allocation of an Award. Accordingly, the terms of Sections 7(b), (c), and (d), including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee as likely to be a Covered Employee with respect to a specified fiscal year. If any provision of the Plan or any Award document relating to a Performance Award that is designated as intended to comply with Code Section 162(m) does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee or any other person discretion to increase the amount of compensation otherwise payable in connection with any such Award upon attainment of the applicable performance objectives.

(k) Certain Limitations Relating to Accounting Treatment of Awards. Other provisions of the Plan notwithstanding, the Committee’s authority under the Plan (including under Sections 8(c), 8(d), 11(c) and 11(d)) is limited to the extent necessary to ensure that any Option or other Award of a type that the Committee has intended to be subject to fixed accounting with a measurement date at the date of grant or the date performance conditions are satisfied under APB 25 shall not become subject to “variable” accounting solely due to the existence of such authority, unless the Committee specifically determines that the Award shall remain outstanding despite such “variable” accounting. In addition, other provisions of the Plan notwithstanding, (i) if any right under this Plan would cause a transaction to be ineligible for pooling-of-interests accounting that would, but for the right hereunder, be eligible for such accounting treatment, such right shall be automatically adjusted so that pooling-of-interests accounting shall be available, including by substituting Stock or cash having a Fair Market Value equal to any cash or Stock otherwise payable in respect of any right to cash which would cause the transaction to be ineligible for pooling-of-interests accounting, and (ii) if the authority of the Continuing Directors to determine that an event shall not constitute a Change in Control or other authority under Section 9(c) would cause a transaction to be ineligible for pooling-of-interests accounting that would, but for such authority, be eligible for such accounting treatment, such authority shall be limited to the extent necessary so that such transaction would be eligible for pooling-of-interests accounting.

(l) Governing Law. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan and any Award document shall be determined in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws, and applicable provisions of federal law.

(m) Awards to Participants Outside the United States. The Committee may modify the terms of any Award under the Plan made to or held by a Participant who is then resident or primarily employed outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Award to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence or employment abroad shall be comparable to the value of such an Award to a Participant who is resident or primarily employed in the United States. An Award may be modified under this Section 11(m) in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) for the Participant whose Award is modified.

(n) Limitation on Rights Conferred under Plan. Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or a subsidiary or affiliate, (ii) interfering in any way with the right of the Company or a subsidiary or affiliate to terminate any Eligible Person’s or Participant’s employment or service at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and employees, or (iv) conferring on a Participant any of the rights of a stockholder of the Company unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award or an Option is duly exercised. Except as expressly provided in the Plan and an Award document, neither the Plan nor any Award document shall confer on any person other than the Company and the Participant any rights or remedies thereunder.

(o) Severability; Entire Agreement. If any of the provisions of this Plan or any Award document is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining provisions shall not be affected thereby; provided, that, if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award documents contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

(p) Plan Effective Date and Termination. The Plan shall become effective if, and at such time as, the stockholders of the Company have approved it by the affirmative votes of the holders of a majority of the voting securities of the Company present, or represented, and entitled to vote on the subject matter at a duly held meeting of stockholders. Unless earlier terminated by action of the Board of Directors, the Plan will remain in effect until such time as no Stock remains available for delivery under the Plan and the Company has no further rights or obligations under the Plan with respect to outstanding Awards under the Plan.

March 2009

Dear Stockholder,

Please take note of the important information enclosed with this Proxy Ballot.

You vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares should be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope. You may also vote your shares by telephone or via the Internet. If you choose to vote by telephone or via the Internet, you do not need to return the attached card.

If you are a participant in the Minerals Technologies Inc. Savings and Investment Plan, you may direct the Trustee how to vote the shares allocated to your account under the Plan. If you do not direct the Trustee, the Trustee will vote any undirected shares in the same proportion as those for which it has received instructions. As a participant in the Plan, your vote remains confidential.

Your vote must be received prior to the Annual Meeting of Stockholders on May 20, 2009.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

Minerals Technologies Inc.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Minerals Technologies Inc.

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints K.G. Forrest and J.A. Sorel, or either of them, as Proxies to vote at the Annual Meeting of Stockholders of Minerals Technologies Inc. on May 20, 2009 and any adjournments or postponements thereof, on matters which may properly come before the Annual Meeting, in accordance with, and as more fully described in, the Notice of Meeting and Proxy Statement, receipt of which is acknowledged.

The Proxies will vote shares in accordance with your directions on this card. If you do not indicate your choices on this card, the Proxies will vote your shares FOR all proposals.

PLEASE VOTE, DATE, AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

C123456789
000004

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6			000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on May 20, 2009.

Vote by Internet
Log on to the Internet and go to www.envisionreports.com/MTX
Follow the steps outlined on the secured website.

Vote by telephone
Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
Follow the instructions provided by the recorded message.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.		☒

Annual Meeting Proxy Card	123456	C0123456789	12345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A   Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - Kristina M. Johnson	☐	☐	02 - Michael F. Pasquale	☐	☐	03 - John T. Reid	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Ratification of appointment of independent registered public	☐	☐	☐	3. Ratification of the adoption of the 2001 Stock Award and	☐	☐	☐
accounting firm.				Incentive Plan (as amended and restated as of March 18,
2009) to increase the number of shares reserved and
authorized for issuance thereunder.

B Non-Voting Items
Change of Address — Please print new address below.	Comments — Please print your comments below.

C   Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	C 1234567890	J N T	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND	+

	3 2 B V	0 2 1 4 4 5 1

<STOCK#>                           0107FA